      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 3, 1999
                                                      REGISTRATION NO. 333-57767
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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                          BIOSHIELD TECHNOLOGIES, INC.
                 (Name of small business issuer in its charter)

             GEORGIA                               2842                             58-2181628
    (State or jurisdiction of          (Primary Standard Industrial              (I.R.S. Employer
  incorporation or organization)       Classification Code Number)            Identification Number)

                          BIOSHIELD TECHNOLOGIES, INC.
                   4405 INTERNATIONAL BOULEVARD, SUITE B-109
                            NORCROSS, GEORGIA 30093
                                 (770) 925-3432
                   (Address and telephone number of principal
               executive offices and principal place of business)

                                TIMOTHY C. MOSES
                          BIOSHIELD TECHNOLOGIES, INC.
                   4405 INTERNATIONAL BOULEVARD, SUITE B-109
                            NORCROSS, GEORGIA 30093
                                 (770) 925-3432
           (Name, address and telephone number of agent for service)

                        COPIES OF ALL COMMUNICATIONS TO:

                             RAYMOND L. MOSS, ESQ.
                          SIMS MOSS KLINE & DAVIS LLP
                      400 NORTHPARK TOWN CENTER, SUITE 310
                           1000 ABERNATHY ROAD, N.E.
                             ATLANTA, GEORGIA 30328
                                 (770) 481-7200
                               (770) 481-7210 FAX

    APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of the Registration Statement.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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--------------------------------------------------------------------------------

                                   PROSPECTUS

                          BIOSHIELD TECHNOLOGIES, INC.

                              1,300,000 Shares of
                                  Common Stock
                 Issuable Upon Exercises of Redeemable Warrants
                               at $6.00 Per Share

- The shares of common stock offered by this prospectus may be purchased by the holders of our publicly-traded redeemable common stock purchase warrants at a price of $6.00 per share. The company will receive all of the proceeds from sales of these shares.

- Our common stock is traded on the Nasdaq SmallCap Market under the symbol BSTI. The redeemable warrants are traded on the Nasdaq SmallCap Market under the symbol BSTIW.

- We may redeem some or all of the redeemable warrants at a call price of $0.05 per warrant after at least 30 day's prior written notice if the closing bid price of the common stock on the Nasdaq SmallCap Market has equaled or exceeded $10.00 per share for ten consecutive days.

- You may exercise redeemable warrants only if we have qualified our common stock for sale or we have an exemption under the securities laws of the state in which you reside. The residents of several states are not currently permitted to exercise redeemable warrants. See "Risk Factors -- Possible
  Inability to Exercise Warrants" on page   .

- On June 1, 1999, the closing bid price of our common stock on the Nasdaq SmallCap Market was $14 3/8, and the closing bid price for the redeemable warrants was $8 1/2.

- You should obtain current market price quotations before deciding whether to exercise your redeemable warrants.

     Our principal executive offices are located at 4405 International Boulevard, Suite 109, Norcross, Georgia 30093, and our telephone number is (770) 925-3432.

     THE SECURITIES OFFERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE REGULATORY AUTHORITIES HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is June 3, 1999

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements appearing elsewhere in this prospectus. Investment in our common stock involves a high degree of risk. Investors should carefully consider the information set forth under "Risk Factors" beginning on page 4.

     The italicized terms used in this prospectus are defined in the Glossary
beginning on page                .

                                  THE COMPANY

     BioShield Technologies, Inc. is a development stage company that has not yet generated enough sales to support its operations. We are engaged in the development, marketing, and sale of surface modifying antimicrobials and biostatic products. Our primary focus is to exploit our proprietary technology to become the leader in topical antimicrobials and biocides for consumer, industrial and institutional markets, environmental services, and medical device markets. BioShield products are an easily applied reactive coating technology that modifies surfaces of all types, by creating an invisible covalent bond between surfaces and a variety of chemical agents.

     We have also filed applications for patents with the United States Patent and Trademark Office with respect to our proprietary technology. Specifically, we have discovered and claimed a variety of new compositions and methods of making and using our proprietary antimicrobial products. The mode of action of the core microbial technology is to disrupt the microbial cell membrane. By contrast, other antimicrobials rely on absorption of the antimicrobial by the organisms, which in turn disrupts the metabolic systems. These characteristics of our products combine to make the products ideal for use in a wide range of medical, household, commercial, and industrial applications.

     The largest near-term opportunity for our products is in the mass-market retail outlets such as supermarkets, mass volume retailers, drug stores, and home improvement superstores. We have distributed our BioShield Mold & Mildew and Odor Protectant and BioShield Carpet and Upholstery Cleaner line of retail products through supermarket chains such as Kroger, Winn Dixie, A&P, Cub Foods, Drug Emporium, and Supervalue. Sales through these customers began in January 1998 and continue through the date of this prospectus. In April of 1999, the company launched its OdorFree(TM) product, an odor remover and fabric freshener in a number of food retailers located in the largest Texas markets. Shipments of this product have been made to several major supermarket chains in the Dallas, Houston, and San Antonio markets.

                                  THE OFFERING

Securities offered.........  1,300,000 shares of common stock issuable upon exercise of the redeemable warrants at a price per share of $6.00.

The common stock...........  Our common stock is traded on the Nasdaq SmallCap
                             Market under the symbol "BSTI." See "Description of Securities."

Description of the
redeemable warrants........  Each redeemable warrant may currently be exercised to purchase one share of common stock at an exercise price of $6.00 per share. The redeemable warrants are traded on the Nasdaq SmallCap Market under the symbol "BSTIW." We may redeem the redeemable warrants at $0.05 per warrant after at least 30 day's prior written notice if the closing bid price of the common stock on the Nasdaq SmallCap Market has equaled or exceeded $10.00 per share for ten (10) consecutive days in the last 30 days. See "Description of Securities."

Common stock to be
outstanding after the
  offering (1)(2)..........  Between 6,278,411 and 7,469,125 shares, depending on the number of redeemable warrants exercised.

Use of proceeds............  We intend to use the net proceeds from redeemable warrant exercises for working capital and general corporate purposes. See "Use of Proceeds."

Risk factors...............  The common stock is a speculative investment and involves a high degree of risk and immediate
                             substantial dilution. Investors who cannot afford to lose of their entire investment should not purchase BioShield common stock. See "Risk Factors" and "Dilution."
---------------

(1) Does not include 130,000 shares of common stock and warrants to purchase another 65,000 shares issued to the underwriters of BioShield's initial public offering calculated as of May 21, 1999.
(2) Does not include an aggregate of 174,167 shares of common stock reserved for issuance upon exercises of outstanding warrants at a weighted average price of $0.50 per share, 90 warrants to purchase a total of 450,000 shares of common stock at an exercise price per share of $5.00, one warrant to purchase 40,000 shares of common stock at an exercise price per share equal to $5.50, options for the purchase of 4,000 shares at $8.94 per share issued to a consultant, options to purchase 645,000 shares issued to employees pursuant to the company's 1997 Stock Incentive Plan at various prices per share, and options to purchase 250,000 shares issued under the 1996 Director Stock Option Plan of which 120,000 are exercisable at $2.00 per share 10,000 are exercisable at $5.75 per share and 120,000 are exercisable at $5.00 per share. See "Management" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                         SELECTED FINANCIAL INFORMATION

     The following selected financial data has been derived from our audited balance sheets as of June 30, 1997 and 1998, audited income statements for the fiscal periods ended June 30, 1998, 1997 and 1996, and unaudited financial statements as of and for the nine-month periods ended March 31, 1999 and 1998. This selected financial data should be read together with the our financial statements and related notes included in this prospectus. See "Financial Statements."

                                                                               NINE-MONTH PERIODS
                                         FISCAL PERIODS ENDED JUNE 30,          ENDED MARCH 31,
                                      -----------------------------------   ------------------------
                                        1996        1997         1998          1998         1999
                                      ---------   ---------   -----------   ----------   -----------
OPERATING DATA:
Net sales...........................  $       0   $ 775,315   $   462,471   $  324,270   $   286,182
Cost of sales.......................          0     315,822       154,658      113,154       120,726
Gross profit........................          0     459,493       307,813      211,116       165,456
Operating expenses..................    386,217     987,353     1,764,909    1,162,443     1,758,639
Operating loss......................   (386,217)   (527,860)   (1,457,096)    (951,327)   (1,593,183)
Unrealized securities loss..........         --          --            --           --       (14,000)
Net loss............................   (356,316)   (514,459)   (1,471,929)    (948,206)   (1,536,020)
Basic net loss per common share.....  $   (0.09)  $   (0.12)  $     (0.33)  $    (0.22)  $     (0.27)

                                                                 AT JUNE 30,          AT MARCH 31,
                                                           ------------------------   ------------
                                                              1997         1998           1999
                                                           ----------   -----------   ------------
BALANCE SHEET DATA:
Working capital (deficit)................................  $  114,635   $(1,026,275)  $ 3,067,523
Current assets...........................................     590,447       272,001     3,240,721
Total assets.............................................     692,938       437,623     3,476,512
Total liabilities........................................     475,812     1,298,276       173,198
Accumulated deficit......................................    (870,775)   (2,342,704)   (3,878,724)
Shareholder's equity (deficit)...........................     217,126      (860,653)    3,303,314
Common shares outstanding................................   4,364,421     4,395,040     6,144,125

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. Prospective investors should consider the following factors in addition to other information set forth in the prospectus before purchasing the common stock.

SPECIAL NOTE ABOUT FORWARD LOOKING STATEMENTS

     We make statements in this prospectus and in the documents we file with the Commission that are considered "forward-looking statements" within the meaning of the Securities Act and the Exchange Act. Sometimes these statements contain words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions or other similar words. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other factors that could cause our actual performance or achievements to be materially different from those we project. The following factors, among others, could cause materially different results from those anticipated or projects:

     - failure to obtain EPA or FDA approvals;

     - inability to commercialize the company's technology in a cost-effective manner;

     - the introduction of equally or more effective products by competitors, especially larger competitors with established distribution systems and substantially greater financial resources;

     - failure to obtain new customers or retain existing customers;

     - inability to carry out marketing and sales plans;

     - inability to obtain capital for future growth;

     - loss of key executives; and

     - general economic and business conditions.

     We do not have a policy of updating or revising forward-looking statements and thus it should not be assumed that silence by us over time means that actual events are bearing out as estimated in such forward-looking statements.

WE ARE A DEVELOPMENT STAGE COMPANY ENGAGED IN PRODUCT DEVELOPMENT AND WITH LIMITED OPERATING HISTORY

     The company was organized in June 1995 and is a development stage company. The company's long-term viability, profitability and growth will depend upon successful commercialization of products resulting from our research and product development activities. We may not be able to sell significant quantities of any product, outside of retail distribution channels until such time, if ever, as we receive regulatory approval to commercially market our products in the industrial and medical markets. Many of our products will require laboratory and clinical testing and investment prior to obtaining such approvals for any product with the EPA and the FDA and prior to full commercialization. No assurances can be given that any such approvals will be obtained. No FDA applications or registrations have been filed to date. Moreover, with respect to the FDA, adverse or inconclusive results in clinical trials could significantly delay or ultimately preclude any such approvals. Even if we obtain approvals there can be no assurance that any product approval will lead to the successful commercialization of such product. Further, as a development stage company, we have limited relevant operating history upon which you can evaluate our prospects. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a new business in the evolving, heavily regulated healthcare, drug, and medical device industry, which is characterized by an increasing number of market entrants, intense competition and a high failure rate. In addition, significant challenges are often encountered in shifting from development to commercialization of new products. See "Business."

WE HAVE GENERATED LIMITED REVENUES TO DATE, HAVE A HISTORY OF SIGNIFICANT LOSSES AND EXPECT CONTINUED LOSS

     Through April 30, 1999, although we have recorded contract revenues, we have generated only limited revenues from product sales and consulting of $1,578,304 since 1995. Moreover, we have incurred significant losses, including losses of $356,316, $514,459, and $1,471,929 for the years ended June 30, 1996,
1997, and 1998, respectively. For the years ended June 30, 1996, and 1997, and 1998, we recorded product sale revenues of $0, $775,315, and $462,471. Our net sales during the nine months ended March 31, 1998, and 1999 were $324,270 and $286,182, respectively, while net losses increased from $948,206 to $1,536,020 as we used the proceeds of our initial public offering to increase marketing efforts.

     Because we will continue to have a high level of research and development and general and administrative expenses and will not have matching contract revenues as such expenditures are incurred, we anticipate continued greater net losses until such time, if ever, as we are able to generate sufficient revenues to support our operations.

LOSSES WILL PROBABLY CONTINUE FOR AN INDEFINITE PERIOD

     We believe that our ability to generate sufficient revenues, aside from the retail market, may depend on the success of the obtaining regulatory registrations for the commercial sale of products, including approval of any manufacturing facilities established or maintained by us or our suppliers that produce such products. There can be no assurance that any of such events will occur, that we will attain revenues from commercialization of our products or that we will ever achieve profitable operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and Financial Statements.

YOU MAY LIVE IN A STATE WHERE YOU CANNOT EXERCISE WARRANTS

     Our redeemable warrants can only be exercised when there is a current effective registration statement covering the shares of common stock underlying the warrants. If we do not maintain a current effective registration statement, warrant holders will be unable to exercise their warrants and the warrants may become valueless. In addition, because the warrants may be transferred, it is possible that the warrants may be acquired by persons residing in states where we have not registered the common stock under state securities laws or there is not an available exemption from registration. As of the date of this prospectus, warrants could not be exercised by residents of the following states: Michigan, Minnesota, New Hampshire, Oklahoma, and Virginia.

     In that event, those holders would not be permitted to exercise their warrants. Warrant holders residing in those states would have no choice but to attempt to sell their warrants or to let them expire unexercised. If we redeem the warrants, which we are currently entitled to do, holders in those states who do not sell prior to redemption would receive only $.05 per warrant.

CONTINUED EXISTENCE AS A GOING CONCERN IS ULTIMATELY DEPENDENT UPON THE SUCCESS OF FUTURE OPERATIONS AND OUR ABILITY TO OBTAIN ADDITIONAL FINANCING

     Our capital requirements have been and will continue to be significant. To fund our capital requirements to date, we have been dependent primarily on:

     - sales revenues generated primarily from the sale of products;

     - the net cash proceeds of private placements of company securities; and

     - the aggregate net proceeds of our initial public offering of approximately $5.1 million.

We anticipate, based on our currently proposed plans and assumptions relating to our operations, that current working capital and projected revenues will only be sufficient to satisfy our estimated cash requirements through the third or fourth calendar quarter of 1999. We expect to incur substantial costs over approximately the next three years to complete our primary development of products for the medical and industrial markets.

Therefore, unless we generate significant revenues during such period, we will need additional financing to fully fund such development. We have no current sources of additional financing and it is not anticipated that any of the officers, directors or shareholders of the company will provide any portion of our future financing requirements. We cannot assure you that additional financing will be available on commercially reasonable terms, or at all. Any inability to obtain additional financing when needed could require us to significantly curtail or possibly cease operations. In addition, any additional equity financing may involve substantial dilution to our then existing shareholders. See "Use of Proceeds," "Dilution," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and "Certain Transactions."

A NEW VENTURE MAY DEPLETE OUR CAPITAL MORE QUICKLY

     We have recently organized a wholly owned subsidiary named Allergy Superstore.com, Inc., which will engage in the sale of drug and allergy related products over the Internet. We anticipate requiring substantial capital well in excess of what we now have available in order to complete the development and implement the operation of Allergy Superstore.com, Inc.

THE COMPANY WILL NOT BE ABLE TO GROW IF OUR PRODUCTS ARE NOT APPROVED, AND WE BEAR SUBSTANTIAL REGULATORY COSTS

     The development, manufacture, testing and marketing of all of our products are subject to extensive regulation by numerous authorities in the United States and other countries. In the United States, before new antimicrobial products for humans are permitted to be marketed commercially, they must undergo extensive preclinical and clinical testing. Delays in obtaining regulatory approvals may adversely affect the development, testing or marketing of our products and our ability to generate revenues from the sale or licensing of such products. There can be no assurance that we will obtain regulatory approvals in the United States or any other country to sell our products for such purposes.

WE ARE AT A COMPETITIVE DISADVANTAGE TO LARGE, WELL-ESTABLISHED COMPANIES

     The markets for our products are competitive. Competition from companies that produce antimicrobials for commercial use is intense and expected to increase. There can be no assurance that other companies with the expertise or resources that would encourage them to attempt to develop or market competing products will not develop new products directly competitive with our products. We are aware of several other companies that manufacture products that compete directly with our products. Certain of these companies have well-established reputations for success in the development, sale and service of conventional antimicrobials and have substantially greater financial, technical, personnel and other resources than we do. We compete on the basis of technological suitability, quality, performance characteristics and price of our products, our ability to meet customer specifications, and the quality of technical assistance and service furnished to our customers. There can be no assurance that we will be able to compete successfully, that competitors will not develop technologies or products that render our products obsolete or less marketable or that the we will be able to successfully enhance our existing products or develop or acquire new products. See "Business -- Competition."

OUR PRODUCTS MAY BECOME OBSOLETE

     The antimicrobial industry is subject to rapid and significant technological change, and our ability to compete is dependent in large part on continued improvements to our products and technologies. In order to do so, we must effectively utilize and expand our research and development capabilities, and, once developed, expeditiously convert new technology into products and processes that we can commercialize. Our competitors may succeed in developing technologies, products and processes that render our processes and products obsolete. Certain entities, such as Emory University, have filed applications for or have been issued patents and may obtain additional patents and proprietary rights relating to products or processes competitive with or otherwise related to ours. The scope and viability of these patents, the extent to which we may be required to obtain licenses under these patents or under other proprietary rights and the cost and availability of licenses are unknown, but these factors may limit our ability to market our products. See
"Business -- Competition."

OUR BUSINESS EXPOSES US TO POTENTIAL PRODUCT LIABILITY RISKS THAT ARE INHERENT IN THE TESTING, MANUFACTURING, MARKETING AND SALE OF THERAPEUTIC PRODUCTS

     While we will take precautions it deems appropriate; there can be no assurance that it will be able to avoid significant product liability exposure. We have obtained general liability insurance in the amount of $1,000,000, which includes aggregate product coverage of $1,000,000. We also have an umbrella liability policy with aggregate limits of $5,000,000. There can be no assurance that it will be able to obtain coverage on acceptable terms or that any insurance policy will provide adequate protection against potential claims. A successful claim brought against us in excess of any insurance coverage could have a material adverse effect upon us.

THE MARKET MAY NOT ACCEPT OUR PRODUCTS

     To date, we have generated limited revenues from sales of its products. We have not yet commenced significant marketing activities, and we have limited marketing experience and limited resources to independently undertake extensive marketing activities. As is typically the case, the demand and market acceptance for our newly introduced, innovative products is highly uncertain. Achieving market acceptance for our products will require substantial marketing efforts and expenditure of significant funds to inform customers of the distinctive characteristics and benefits of using our products. There can be no assurance that our efforts will result in successful product commercialization or initial or continued market acceptance for our products.

WE ARE VERY DEPENDENT ON KEY PERSONNEL

     Our success will be largely dependent on the abilities and continued personal efforts of Timothy C. Moses, one of the company's founders, Co-Chairman of the Board, President, and Chief Executive Officer; Jacques Elfersy, founder, Co-Chairman of the Board, Senior Vice President, Secretary, Treasurer, and Director; Dr. Joachim Berkner, Director of Research and Development, Organic Chemistry, of the company. We employ Messrs. Moses and Elfersy under an employment agreement expiring January 1, 2003. The loss of the services of any of Mr. Moses, Mr. Elfersy, or Dr. Berkner would have a material adverse effect on us. We are a beneficiary of key man life insurance policies, each in the amount of $1,000,000, on each of Mr. Moses and Mr. Elfersy. We do not currently own policies covering any other officer or employee. See "Management."

THE COMPANY IS CONTROLLED BY MESSRS. MOSES AND ELFERSY, WHOSE INTERESTS DO NOT ALWAYS COINCIDE WITH YOURS

     Even if all of the redeemable warrants are exercised and 1,300,000 shares issued, Mr. Moses, Co-Chairman, President, and Chief Executive Officer of the company, and Mr. Elfersy, Co-Chairman of the Board, Senior Vice President, Treasurer, Secretary and Director, will beneficially own approximately 19.4%, and approximately 21.3%, respectively, of the shares of common stock outstanding. In the likely event that Mr. Moses and Mr. Elfersy were to act in concert, they could generally control the affairs of the company. These two shareholders may be able to control the outcome of shareholder votes, including votes concerning the election of directors, the adoption of amendments to the company's Articles of Incorporation or Bylaws and the approval of certain mergers and other significant corporate transactions, including a sale of substantially all of our assets. Their control could also have the effect of delaying, deferring or preventing a change in control of the company that you would prefer to occur. See "Risk Factors -- Anti-Takeover Provisions," "Principal Shareholders," and "Description of Common Stock."

ARBITRARY DETERMINATION OF EXERCISE PRICE

     Prior to the initial public offering, there was no public trading market for the common stock or warrants. Consequently, the exercise price of the redeemable warrants was determined by negotiation between the company and the underwriter and is not necessarily related to our asset value, net worth or other criteria of value. Among the factors considered in determining the offering price and exercise price of the warrants were our financial condition and prospects, management, market prices of similar securities of comparable publicly-traded companies, certain financial and operating information of companies engaged in activities similar to ours and the general condition of the securities market. There can be no assurance that a regular trading market will be sustained.

THERE IS NO ASSURANCE OF A CONTINUED PUBLIC MARKET

     The market prices for securities of biotechnology companies have been volatile. Announcements of technological innovations or new products by us or our competitors, developments concerning proprietary rights (including patents and litigation matters), publicity regarding actual or potential clinical testing relating to products under development by us or others, regulatory developments in both the United States and foreign countries, public concern as to the safety of biotechnology products and economic and other external factors, as well as period-to-period fluctuations in financial results, may have a significant impact on the market price of the common stock. Additionally, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies. The common stock of small and emerging growth companies such as ours that trade in the over-the-counter market have experienced particularly wide price fluctuations not necessarily related to the operating performance.

HOLDERS EXERCISING WARRANTS WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION

     This offering involves an immediate and substantial dilution of at least $4.51 (75%) between the pro forma net tangible book value per share of common stock as of March 31, 1999, and the exercise price of $6.00 per share. That assumes that all the redeemable warrants are exercised with a pro forma increase in tangible book value per share from $0.54 to $1.49. If only a small number of redeemable warrants are exercised, dilution would be approximately $5.37 per share to new investors. See "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE

     As of May 21, 1999, there were 4,978,411 shares of common stock that were restricted securities that will be eligible for resale under Rule 144 under the Securities Act of 1933, subject to a "lock-up" agreement expiring in September 1999 and which may be released at the discretion of the underwriters. Sales of significant amounts of those shares in the public market could adversely affect the market price of the common stock. See "Shares Eligible for Future Sale," "Principal Shareholders," "Management's Discussion and Analysis of Financial Condition and Operating Results," and "Liquidity and Capital Resources."

EFFECT OF OUTSTANDING WARRANTS AND UNDERWRITERS' WARRANTS

     The shares of common stock underlying the warrants issued in our February and March 1998 private placement and underwriters' warrants have certain registration rights and anti-dilution provisions. The terms on which we might obtain additional financing may be adversely affected by the existence of those warrants. The company has agreed that, under certain circumstances, it will register under federal and state securities laws the common stock underlying the 1998 warrants, underwriters' warrants, and/or related securities. Those registrations could involve substantial expense and may adversely affect the terms on which we may obtain financing. See "Description of Securities."

SUBSTANTIAL SHARES OF COMMON STOCK RESERVED

     We have reserved 1,200,000 shares of common stock for issuance to key employees, officers, directors and consultants pursuant to our 1997 stock incentive plan and 1,000,000 shares of common stock for issuance to directors pursuant to our 1996 directors' stock option plan. To date, 645,000 options have been granted under the Incentive Plan, of which 355,000 are immediately exercisable and 250,000 options have been granted under the Director Plan, of which 210,000 are immediately exercisable. The existence of these options and any other options or warrants may prove to be a hindrance to future equity financing by the company and may result in sales of common stock to officers and directors at prices well below the market price at the time of option exercise. See "Management -- Stock Option Plan."

AUTHORIZATION OF PREFERRED STOCK

     The company's articles of incorporation authorize the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the board of directors. Accordingly, our board of directors is empowered, without shareholder approval, to issue additional preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be used to discourage, delay, or prevent a change in control of the company. Although management has no present intention of issuing any shares of its authorized preferred stock, the company may do so in the future. We will not offer preferred stock to promoters except on the same terms as it is offered to all other existing shareholders or to new shareholders.

ANTI-TAKEOVER PROVISIONS

     Our articles of incorporation and bylaws contain numerous anti-takeover provisions intended to encourage any potential acquiror of the company to deal directly with the company's Board of Directors. Among the features of the company's articles of incorporation and bylaws that could have anti-takeover effects are:

     - a classified board of directors with Board members serving staggered three-year terms;

     - prohibition of majority shareholder actions by written consent;

     - restricting the power to call special meetings of shareholders to the Chairman of the Board of Directors, President, board of directors or the holders of two-thirds of the outstanding shares of the company's capital stock entitled to vote generally in the election of directors not held by an "Interested Shareholder" (generally, a shareholder that, together with its affiliates, associates and any persons acting in concert with them, acquires beneficial ownership of fifteen percent or more of the outstanding shares of such voting stock after July 15, 1997);

     - requiring advance notice of shareholder nominees to stand for election to the board of directors or of shareholder introduced business to be considered at a shareholders meeting;

     - adoption of the requirements of Part 3 of Article 11 of the Georgia Business Corporation Code regarding business combinations;

     - express authorization of the board of directors to consider the effects of a proposed acquisition on the company employees, customers and suppliers and the communities where the company operates;

     - requiring cause and a greater than majority vote of shareholders to approve removal of directors and amendments to the company's articles of incorporation or bylaws and providing for a greater than majority vote of shareholders in certain circumstances relating to an acquisition of the company unless the amendment or acquisition have been approved by the board of directors.

These anti-takeover provisions could also allow the board of directors to impede or prevent an acquisition of the company even if shareholders support the acquisition, and could also serve to entrench incumbent management.

     In connection with its initial public offering in the State of California, the company agreed to submit to its shareholders at its next annual meeting a proposal to amend the company's Articles and Bylaws to (i) provide that holders of ten percent (10%) or more of the outstanding shares of the company's capital stock can call a special shareholders meeting and (ii) eliminate the "Fair Price" requirements enacted by the company pursuant to O.C.G.A. sec.sec.14-2-1110 -- 1133, which are designed to encourage any person before acquiring fifteen percent (15%) or more of the company's outstanding common stock to seek approval of the company's board of directors for the terms of any contemplated business combination. The effect of these existing provisions is to prohibit, among other things, a business combination with an interested shareholder for five (5) years, subject to certain exceptions, which include obtaining board of directors' approval of the proposed transaction and in certain cases shareholder approval. Messrs. Moses and Elfersy have agreed to vote their shares in favor of the proposals at the next annual shareholders meeting. Approval of these proposals will require a majority vote of the company's shareholders. In the event that these proposals are adopted, the company may be more vulnerable to, among other things, a hostile takeover or other business combination or transaction that is not approved by the company's board of directors.

THE COMPANY HAS NOT PAID DIVIDENDS AND IS NOT LIKELY TO PAY DIVIDENDS FOR AT LEAST SEVERAL YEARS

     To date, the company has not paid any cash dividends on its common stock and it does not expect to declare or pay dividends on the common stock in the foreseeable future. In addition, future agreements or credit facilities may restrict dividend payments. See "Dividend Policy" and "Description of Common Stock."

POSSIBLE DELISTING OF SECURITIES FROM THE NASDAQ STOCK MARKET; RISKS OF LOW-PRICED STOCKS

     While the common stock and warrants have met the current initial listing requirements for inclusion in the Nasdaq SmallCap Market, there can be no assurance that they will meet continued listing requirements. Under current criteria for continued inclusion on the SmallCap Market:

     - the company will have to maintain at least $2,000,000 in net tangible assets or $35,000,000 market capitalization or achieve net income of $500,000 for two of the last three years,

     - the minimum bid price of the common stock will have to be $1.00 per share,

     - there must be at least 500,000 shares in the public float valued at $1,000,000 or more,

     - the common stock must have at least two active market makers, and

     - the common stock must be held by at least 300 holders.

     If the company is unable to satisfy the SmallCap Market's maintenance requirements, its securities may be delisted. The common stock and warrants would then be traded only in the over-the-counter market in the so-called "pink sheets" or the NASD's OTC Bulletin Board. Consequently, the liquidity of the company's securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduced numbers of security analysts' and the news media's coverage of the company, and lower prices for our securities than might otherwise be attained.

     In addition, if the common stock is delisted from trading on the SmallCap Market and the trading price of the common stock falls below $5.00 per share, trading in the common stock would be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as "penny stock" (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and associated risks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with a spouse). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Such information must be provided to the customer orally or in writing prior to effecting the transaction and in writing before or with the customer's confirmation. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed on broker-dealers by these requirements may discourage them from effecting transactions in the common stock, which could severely limit the liquidity of the common stock and the ability of purchasers in this offering to sell the common stock in the secondary market.

                                USE OF PROCEEDS

     We plan to use the net proceeds received, if any, from the sale of common stock upon exercises of redeemable warrants for general corporate purposes and working capital for the company as well and its wholly-owned subsidiary, Allergy Superstore.com, Inc. See "Recent Developments" on page 31.

                                DIVIDEND POLICY

     We do not anticipate paying dividends on the common stock at any time in the foreseeable future. The board of directors plans to retain earnings for the development and expansion of our business. The board of directors also plans to regularly review the company's dividend policy. Any future determination as to the payment of dividends will be at the discretion of the board of directors and will depend on a number of factors, including future earnings, capital requirements, financial condition and such other factors the board of directors deems relevant.

                                    DILUTION

     As of March 31, 1999, the net tangible book value of the company was $3,303,314 or $0.54 per share of common stock. The net tangible book value of the company is the aggregate amount of its tangible assets less its total liabilities. The net tangible book value per share represents the total tangible assets, less total liabilities, divided by the number of shares of common stock outstanding. If all of the warrants are exercised to purchase 1,300,000 shares at $6.00 per share, the pro forma net tangible book value per share would increase from $0.54 to $1.49. This represents an immediate increase in net tangible book value of $0.95 per share to current shareholders and an immediate dilution of $4.51 (75%) per share to new investors or, as illustrated in the following table:

                                                              AMOUNT   PERCENT
                                                              ------   -------
Exercise price per share....................................  $6.00      100%
Net tangible book value per share before this offering......   0.54        9
Increase per share attributable to new investors............   0.95       16
Adjusted net tangible book value per share after this
  offering..................................................   1.49       25
                                                              -----      ---
Dilution per share to new investors.........................  $4.51       75%
                                                              =====      ===

     However, the dilution experienced by investors who exercise warrants will be proportionately greater and up to $5.37 per share to the extent that fewer than all of the warrants are exercised.

     The following table sets forth as of March 31, 1999:

     - the number of shares of common stock purchased from the company,

     - the total consideration paid to the company net of offering expenses,

     - the average price per share paid by the current shareholders,

     - the number of shares of common stock that may be purchased from the company pursuant to warrant exercises, and

     - total consideration that would be paid by investors (before deducting estimated expenses) if all the warrants are exercised at an assumed exercise price of $6.00 per share.

                                              SHARES PURCHASED      TOTAL CONSIDERATION
                                             -------------------   ---------------------   AVG. PRICE
                                              NUMBER     PERCENT     AMOUNT      PERCENT   PER SHARE
                                             ---------   -------   -----------   -------   ----------
Current shareholders.......................  6,144,125     82.5%   $ 7,196,038     48.0%     $1.17
New investors..............................  1,300,000     17.5      7,800,000     52.0       6.00
                                             ---------    -----    -----------    -----
          Total............................  7,444,125(1)  100.0%  $14,996,038    100.0%
                                             =========    =====    ===========    =====

---------------

(1) Does not include an aggregate of 1,783,167 shares of common stock issuable upon the exercise of: (i) 130,000 shares of common stock and warrants to purchase another 65,000 shares issued to underwriters in the initial public offering; (ii) employee and director stock options; (iii) 90 warrants issued to investors in a private placement to purchase 450,000 shares of common stock at an exercise price equal to the initial public offering price or $5.00 per share; (iv) one warrant to purchase 40,000 shares of common stock at an exercise price of $5.50 per share; and (v) 199,167 shares of common stock reserved for issuance upon the exercise of outstanding warrants at a weighted average price of $.0.50 per share. To the extent that these options and warrants are exercised, there will, in certain cases, be further share dilution to new investors.

                                 CAPITALIZATION

     The following table sets forth capitalization as of March 31, 1999, and as adjusted to give effect to sale of all of the 1,300,000 offered shares and addition of the estimated net proceeds to the company's working capital. There can be no assurance that any or all of the warrants will be exercised.

                                                                   MARCH 31, 1999
                                                              -------------------------
                                                                            AS ADJUSTED
                                                                            -----------
Shareholder's equity: common stock, no par value, 50,000,000 shares authorized, 6,144,125 shares issued and
  outstanding,
  7,444,125 as adjusted (1)(2)(3)(4)........................  $ 6,480,738   $14,280,738
Additional paid in capital..................................      715,300       715,300
Accumulated other comprehensive loss........................      (14,000)      (14,000)
Deficit accumulated during the development stage............   (3,878,724)   (3,878,724)
                                                              -----------   -----------
          Total shareholder's equity........................  $ 3,303,314   $11,103,314
                                                              ===========   ===========

---------------

(1) Does not include an aggregate of 2,200,000 shares of common stock reserved for issuance upon the exercise of stock options to be outstanding under the company's 1997 Stock Incentive Plan, of which 645,000 options have been issued and 355,000 of which options are currently exercisable, and the company's 1996 Directors Stock Option Plan (the "Director Plan"), of which 250,000 options have been issued and 210,000 of which are currently exercisable. See "Management -- Employment Agreements," Stock Option Plans," "Principal and Selling Shareholders," "Certain Transactions" and "Underwriting."
(2) Does not include an aggregate of up to 130,000 shares issuable upon exercise of the Underwriters warrants.
(3) Does not include the 65,000 warrants underlying the underwriters' warrants.
(4) Does not include an aggregate of 199,167 shares of common stock reserved for issuance upon exercise of outstanding warrants at a weighted average price of $0.50 per share, options to purchase 645,000 shares issued to employees pursuant to the company's 1997 Stock Incentive Plan at various prices per share, options for the purchase of 4,000 shares at $8.94 per share issued to a consultant, 90 warrants to purchase 450,000 shares of common stock at an exercise price equal to the initial public offering price, one warrant to purchase 40,000 shares of common stock at $5.50 per share, and options to purchase 250,000 shares issued under the Director Plan of which 120,000 are exercisable at $2.00 per share, 10,000 are exercisable at $5.75 per share and 120,000 are exercisable at $5.00 per share. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Since June 1995, the company, a development stage company, has been engaged almost exclusively in research and development, regulatory approvals, patent filings and activities focused on developing its antimicrobial products.

RESULTS OF OPERATIONS

  Comparison of the Three-Month and Nine-Month Periods Ended March 31, 1999, to the Three-Month and Nine-Month Periods Ended March 31, 1998

     Net sales for the three month period ended March 31, 1999 were $53,486, a decrease of $62,172 over the same period last year. Net sales for the nine month period ended March 31, 1999 were $286,182, a decrease of 12% compared to the same period one year ago. The decrease in sales was due mainly to initial shipments of products to stock new grocery chain customers during the previous year.

     Gross profit as a percentage of net sales decreased to 54% for the three month period ended March 31, 1999 from 67% for the same three month period last year. Also, gross profit as a percentage of net sales decreased to 58% for the nine month period ended March 31, 1999 from 65% for the same nine month period in the prior year. These decreases were mainly due to a product mix weighed more towards retails sales rather than industrial sales during both the three and nine month periods.

     Marketing and selling expenses were $196,442 for the three month period and $610,436 for the nine month period ended March 31, 1999. This represents an increase of $61,270 and $331,776 over the same prior year periods. The increase reflects the impact of additional staffing and related expenses to support the retail and private label sales program as well as an increase in advertising costs associated with the initial phases of the OdorFree(TM) product line rollout. The OdorFree(TM) product line is designed to compete in the multimillion dollar odor elimination packaged goods category.

     General and administrative expenses were $348,401 for the three month and $936,858 for the nine month periods ending March 31, 1999. These amounts represent a $47,068 increase for the three month and $170,441 increase for the nine month periods compared to last year. These higher costs were primarily due to an increase in staff and expenses associated with staffing the company's corporate infrastructure.

     Research and development expenses of $98,561 for the three months ended March 31, 1999 were $60,674 higher than the same quarter last year. For the nine month period ended March 31, 1999, these costs increased $93,979 when compared to the prior year. The increase was due to additional staff and costs associated with ongoing projects and testing related to future EPA applications.

     Interest income was $36,870 for the three month and $74,123 for the nine month periods ended March 31, 1999. This represents an increase of $35,990 and $71,002 over the respective period last year. The increase was due to a larger invested cash balance as a result of the initial public offering.

     Interest expense was $308 for the three month period and $16,960 for the nine month period ended March 31, 1999. The interest expense relates mainly to private note holders. All such notes have been paid as of March 31, 1999.

  Comparison of the Year Ended June 30, 1997, Compared to June 30, 1998, and June 30, 1996, Compared to June 30, 1997

     The company's net sales were $462,471 compared to $775,315 during the period ending June 30, 1998, and June 30, 1997, respectively. There were no sales made in 1996. The company began minimal sales activity in March 1997, generating a significant portion of all revenues for its period ending June 30, 1997, with a significant one-month increase of June 1997, primarily due to an initial order from one customer. The growth in sales was attributable to the beginning commercialization of the company's technology.

     Gross Profit for the period ending June 30, 1998, was $307,813 compared to $459,493 for the same period ending in 1997. There was no gross profit in fiscal year ended June 1996 due to the absence of sales. Total operating expenses increased to $1,764,909 for the period ended June 30, 1998, compared to $987,353 for the period ended June 30, 1997, primarily due to a significant increase in regulatory applications, testing, and patent filings, representing $987,353 in 1997 compared to $386,217 in 1996. Marketing and selling expenses increased 3,705% to $213,387 in 1997 from $5,608 in 1996, reflecting growth in the company's market studies and preparation for product launch. In addition, marketing and selling expenses during the period ended June 30, 1998, of $472,945 compared to $213,387 during the period ended June 30, 1997, increased due to the launch in Georgia of two retail consumer products. General and administrative expenses increased from June 30, 1998, of $1,134,712 compared to $700,184 for June 30, 1997, as a direct result of the company filing additional patent applications, costs associated with the initial public offering, and Regulatory applications. In addition, general and administrative expenses during the fiscal year ended June 30, 1997, increased to $700,184 from $195,515 in 1996 to support growth of research and development and a build up of support personnel.

     Operating loss was $1,457,096 compared to $527,860 for the periods ending June 30, 1998, and June 30, 1997, respectively, versus $386,217 in year ended June 30, 1996. The larger operating loss for each of the more recent periods was due to the increase in operating expenses as the company built up its infrastructure to support future growth, patent application and regulatory testing and applications. Other income was $13,401 in 1997 and $29,901 in 1996 and ($14,833) for the period ended June 30, 1998. The 1997 income was derived from consulting services by the senior officers of the company, and the 1998 net expense resulted from interest. Interest expense for 1998 was the result of short-term interest from the sale of a private placement of the company. See "Liquidity and Capital Resources."

     The company incurred a net loss of $1,471,929 for the period of June 30, 1998 compared to $514,459 for the period ended June 30, 1997 and $356,316 for the period ended June 30, 1996. The increase in net loss was due to the increase in operating expenses as explained above. The company expects such losses to continue for the foreseeable future and until such time as the company is able to attain sales levels sufficient to support operations.

LIQUIDITY AND CAPITAL RESOURCES

     The company has funded its activities to date through loans from principal stockholders, debt and private placement offerings, and its initial public offering. Cash at June 30, 1997, was $398,921 versus $25,066 for the fiscal year ended June 30, 1996, compared to June 30, 1998, of $1,636. The increase in cash for fiscal 1997 was due to cash infusions during the year 1997 from private placements, and the percentage in cash for the year ended June 30, 1998, is significantly lower due to increased expenses associated with testing, patents, and legal.

     Cash used in operating activities was ($430,554) for the fiscal year ended June 30, 1997 compared to ($90,434) for the year ended June 30, 1996, and ($1,213,305) for the period ended June 30, 1998. The increase in cash used in operations was primarily due to the increase in net loss and changes in current assets and current liabilities, and additional patent, testing, and legal costs.

     In February 1998, the company raised $450,000 from the sale of 90 units in a private offering. Each unit consists of (i) a $5,000 Non-Negotiable Interest Bearing Promissory Note due and payable on the earlier of the closing of an initial public offering or three years from the date of issuance (the "Maturity Date"), and (ii) a warrant to purchase up to 5,000 shares of common stock at the initial public offering price.

     In July 1997, the company received $187,500 in proceeds from the sale of 30,619 shares in a private placement offering. During the first two calendar quarters of 1998, Mrs. Judy Turner, the mother-in-law of Timothy C. Moses (CEO of the company), loaned the company a total of $80,000 payable at the earlier of one year or an initial public offering at an interest rate of 8% per annum. The company also received $125,000 in proceeds from a note payable to an individual at an interest rate of 10%. The note matures the earlier of a successful initial public offering or six months.

     In June 1998, a principal stockholder made a capital contribution of $50,000 for no further consideration. Subsequent to June 30, 1998, two principal stockholders made a capital contribution totaling $325,000 for no further consideration.

     In November 1996, the company sold an aggregate of 149,723 common shares and two warrants attached at a strike price of $1.50 (50% convertible in two years and the remaining 50% in three years) for cash proceeds of $275,001. In April 1997, the company sold an aggregate of 245,000 common shares and two warrants at a strike price of $2.00 (50% convertible in two years and the remaining 50% in three years), generating cash proceeds of $600,000. In December 1997, the company initiated a 2.45 for 3.00 reverse stock split and a reverse split of 1.00 for 2.00 on the warrants and a reduction of the exercise price to $0.50 per share.

     Prior to June 30, 1996, the company sold an aggregate of 62,612 common shares in a private placement for net cash proceeds of $115,000 to four shareholders.

     During the three periods ended June 30, 1998, the company has invested an aggregate of $122,072 of cash in capital expenditures.

     The company's cash and cash equivalents totaled $2,868,543 on March 31, 1999, an amount $2,866,907 higher than at the end of the previous fiscal year due to the completion of the initial public offering in September 1998. The company believes that it has sufficient resources to meet its short term operating needs. The company expects to continue to incur substantial operating losses and use substantial sums of cash in its operations as well as its subsidiaries for an indefinite period. Accordingly, the company will be required to obtain additional capital within the next twelve months. No assurance can be given that the company will be successful in its efforts to obtain additional capital, that capital will be available on terms acceptable to the company or on terms that will not significantly dilute the interests of existing stockholders.

YEAR 2000 READINESS

     The company has developed and is implementing a comprehensive plan to address issues related to Year 2000. The organizational simplicity of the company's business structure, which relies heavily on third party manufacturers and a network of third party distributors, greatly limits the direct financial impact on the company of becoming fully Year 2000 compliant.

     The company's management believes that the risks facing the company related to Year 2000 issues are minimal. The company is currently upgrading all computers and software to insure Year 2000 compliance. Critical raw material and manufacturing requirements are available from multiple sources and the company can serve its customers without reliance on computers.

RECENTLY ISSUED ACCOUNTING STANDARDS

     On June 15, 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (FAS 133). FAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999 (July 1, 1999 for the company). FAS 133 requires that all derivatives instruments are recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Management of the company anticipates that, due to its limited use of derivative instruments, the adoption of FAS 133 will not have a significant effect on the company's results of operations or its financial position.

                                    BUSINESS

     The italicized terms used in this prospectus are defined in the glossary
beginning on page                .

GENERAL

     BioShield Technologies, Inc. is a Georgia corporation formed in 1995, that is a development stage company. We are engaged in the development, marketing, and sale of surface modifying antimicrobials and biostatic products sold primarily through third party licensing arrangements. Our primary focus is to exploit our proprietary technology to become the leader in topical antimicrobials and biocides for consumer, industrial and institutional markets, environmental services, and medical device markets. BioShield products are an easily applied reactive coating technology that modifies surfaces of all types, by creating an invisible covalent bond between surfaces and a variety of chemical agents. Through the cross linking technology, these antimicrobial properties and other chemical agents can impart many performance-enhancing characteristics, such as residual antimicrobial activity, removal of (surface-borne and air-borne) allergens which may cause respiratory discomfort or asthma, infection resistance, anti-inflamation, lubricity and drug delivery onto many surfaces without changing the dimensions or physical properties of the modified surfaces. The company believes that its antimicrobial technologies have revolutionary properties that make its products significantly more durable, effective, versatile, and safer than currently available conventional antimicrobials for treatment of hard and soft surfaces, surface modified medical devices, allergy and respiratory conditions and preservatives. The company believes that certain manufacturers who utilize the company's technologies are able to significantly improve the performance of their products and, in many cases, differentiate their products in a highly competitive marketplace.

     The company focuses on providing value added and unique antimicrobial solutions to a variety of industries and product categories. Examples of products in the market or under development that utilize the BioShield technology include surface-borne and air-borne products which remove or eliminate certain allergens from the air which may cause respiratory discomfort or asthma, [nine (9)] consumer products exhibiting residual antimicrobial efficacy, a powder form of add-mixture for the control of specialty microorganisms, antimicrobial bio-barrier treatment for acute wound care, and control of food borne contaminates. The company believes further opportunities exist to commercialize its covalent bonding technology for other market applications, such as acute and chronic wound sites, artificial synthetic skins, cardiology and urinary catheters, timed released anti-inflammatory and the promotion of host cell attachment and transplant/medical device anti-rejection. However, no assurances can be given that the company will be successful in commercializing any such applications or obtaining the required regulatory approvals.

     The company's objective is to exploit its proprietary technology patents, technical and marketing property, and future regulatory approval from the EPA and FDA to become the leader in topical antimicrobial and biocide products for the consumer, industrial and institutional markets, environmental services, and medical device markets. The company believes that its antimicrobial technologies have revolutionary properties that make its products significantly more durable, effective, and safer than currently available conventional antimicrobials, non-antibiotics, preservatives, or biocides. No objectives can be given that the company will be successful in meeting its objective.

MARKET NEEDS FOR MODIFIED ANTIMICROBIALS

     The need to develop and provide protection against bacteria, fungi, algae, yeast, and viruses has long been recognized. However, the use of long-lasting bacteriostatic finishes has gained attention during the past decade. This is magnified by the fact that the mortality rate from viruses and bacteria has, according to The Centers for Disease Control and Prevention increased 58% between 1980 and 1992 and is now the third major cause of mortality, ranking behind only heart disease and cancer. Most recently, according to the New England Journal of Medicine, certain forms of bacteria are being associated with or are contributing factors to certain diseases including some forms of cancer. Additionally, approximately 800,000 to 1.2 million commercial buildings might be suffering from some form of "sick building syndrome," according to the Occupational Safety and Health Association. More than 70 million workers might suffer from health problems

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caused by faulty buildings. The company believes that there has been a significant increase in demand for environmental services.

ADVANTAGES

     The company believes its technology is significantly different, and has many advantages and advances over conventional antimicrobials, non-antibiotic treatments, or biocides which, themselves, offer no residual activity, long term solution or ability for performance enhancement and are prone to adaptation and declining efficacy due to microbial mutations. The company's products contain no heavy metals, mercury or formaldehyde. BioShield products are versatile antimicrobials, easily applied, reactive coating technology that modifies surfaces of all types, by creating an invisible covalent bond between surfaces and a variety of chemical agents. The company believes that its antimicrobial technology has revolutionary properties that make them significantly more durable, effective, versatile and safer than currently available technologies. Unlike other antimicrobial materials, the company's key active ingredient has, to date, not been shown to cause genetic mutation or to be teratogenic (causing physical defects in developing embryos). The company has filed (but has not yet obtained) certain applications for patents with the United States Patent and Trademark Office with respect to its proprietary technology. Specifically, the company has discovered and claimed a variety of new compositions and methods of making and using its proprietary antimicrobial products and the manipulation and moiety of performance enhancing properties. The company intends to continue to pursue patent protection in the United States and other commercially important foreign countries for its core technologies, improvements thereon, and for certain specific products that it develops.

     The company's technology provide almost any surface with continuous antimicrobial protection, killing a variety of viruses and bacteria as they come in contact with the treated surface. Reapplication of the company's antimicrobial technology is generally not needed for up to six months to a year in some instances. Certain manufactured devices or products, with BioShield's antimicrobial covalent technology, provide protection to a wide array of disposable products as the treated surface continues in many cases to kill microorganisms for the life of the product.

     The company's technology can potentially be used to provide manufacturers with the following surface properties.

     Non Mutation. The Companies antimicrobial products take effect on contact with the organism. It remains surface attached and is not absorbed or "ingested" by the microorganism. As a result, to date no mutation-adaptation of microorganisms involving the company's active ingredient have been reported, as is frequently the case with antibiotic compounds.

     Residual Activity. Antimicrobial cleaning and treatment of surfaces is of great importance and benefit to most environments. Disinfection and sanitation are required application steps in, for example food processing and hospital environments. Part of every day cleaning is to remove visible soil and invisible organisms from surfaces. Beginning shortly after the disinfection and sanitation step new bacteria and other microorganism can reinfect most surfaces. The company's antimicrobial coating converts surfaces to provide residual activity. The residual activity allows the continuous destruction of microorganisms on the treated surface. It continuously kills bacteria and other microorganisms that come in contact with the surface long after the cleaning steps are completed. The residual activity can last for six months or longer depending on the environment.

     Non Leaching. Antimicrobial treatments often migrate or leach from the application site into the surrounding environment. This migration slowly depletes the surface of active ingredient and possibly contaminates adjacent sites. The company's unique technology is based on chemistry that binds the company's active ingredient to the surface and has been shown to prevent the active ingredient from leaching quickly into the environment. This ability to localize the activity prevents the undesired spread into adjacent materials and provides for a prolonged presence and antimicrobial activity at the application site.

     Contamination Resistance. Antimicrobial treatment of surfaces is advantageous when the risk of infection is of concern. Uncontrolled growth of microorganisms in the environment can be the source of

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

microorganisms that cause infections, diseases, allergies, spoilage of products, and aesthetic devaluation. Lethal antibiotic-resistant organisms have become endemic in U.S. hospitals. The company's technology has been shown in many cases to reduce the extent of bacterial growth on treated versus untreated surfaces. This reduction of surface organisms provides a cleaner environment and reduced risk from surface contamination.

VERSATILITY

     The company's surface conversion technology is an integrated technology. It combines the chemistry and action of several individual molecules into one application system. The company's integrated technology can be modified, providing a versatility to design new coatings with a variety of properties based on the original technology.

     The company's long term viability, profitability, and growth will depend upon successful commercialization of the products resulting from its research and product development activities. The company will attempt to gain market share by forming alliances with strong marketing partners. The company's goal is to obtain new and broader approvals for its claims and products through the EPA and through the FDA. Examples of products in the market or under development that uses the BioShield technology include surface-borne and air-borne products which remove or eliminate certain allergens which may cause respiratory discomfort or asthma, number of consumer products exhibiting residual antimicrobial efficacy, powder form of add-mixture for the control of specialty microorganisms, antimicrobial bio-barrier treatment for acute wound care, artificial synthetic skins cardiology and urinary catheters and control of food borne contaminates. However, no assurances can be given that the company will be successful in commercializing any such applications or obtaining the required regulatory approvals.

     The company's products provide most surfaces with continuous antimicrobial protection, killing viruses, and bacteria as they come in contact with the treated surface depending upon the environment. Reapplication of the company's retail antimicrobial products is generally not needed for up to six months to a year in some instances. Certain products provide protection to a wide array of disposable products as the treated surface continues to kill microorganisms for the life of the product.

OVERVIEW OF TECHNOLOGY

     The company's products provide antimicrobial solutions based on reactive silane quaternary ammonium salts. These salts, either independently or as part of an integrated system, are comprised of up to two different silanes and a suitable solvent, commonly an alcohol solvent and/or water. These integrated systems are designed to bind to many surfaces forming an invisible antimicrobial coating. This solution is antimicrobially active and provides protection against microorganisms. Binding or strong interaction with the surface of a substrate allows the antimicrobial to remain active on the surface, often for many subsequent years, possibly the lifetime of the treated article. The original system has found many applications over the years and extensive data have been collected regarding the safety, application, and durability of the product. A limitation of the product in its original form is the dependence on methanol as a solvent. Methanol is a highly toxic, flammable substance and when misused may cause blindness or death. In addition, dissolution in water is slow and aqueous solutions of high concentrations have a limited shelf life. These limitations prevented a broad scale distribution and application of the original integrated system. The company's inventions overcame these limitations in creating essentially non-toxic, water stable, aqueous solutions. This innovation allows for many unique end use applications while the base technology continues to have utility in a wide variety of other markets.

     The company has filed four patents pertaining to the stabilization of the silane integrated system in different systems including water. Based on the water stabilized integrated antimicrobial silane system, the company has developed numerous end use products and more products are under development.

FORWARD THINKING

     The integrated system provides the flexibility to modify individual parts of the system. For example, removing one component and replacing it with another more heat stable renders the entire system more heat
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

stable. This is an important feature for incorporation of the system into thermoplastic materials. This same flexibility is complemented by the large amount of formulation experience. Modifications and mixtures that enhance hydrophobic character, hydrophilic character, antisoiling, antistatic, dye fastness, handle, and other favorable end-use substrate properties are available both under certain patents and under proprietary knowledge.

     In addition to providing improved antimicrobial properties, research into new materials based on silane integrated systems is expected to provide new products such as anti-rejection agents for use in human organ transplants. An example is the problem of rejection of transplant organs or artificial implants by the receiving body's immune system. Rejection is often based on the recognition of the implant as a foreign body. This recognition is affected by the surface of the implant. Silane treatment of implants may change the surface and recognition of the implant. A possible modification of the silane is the incorporation of body proteins to mask the implant or attachment of molecules known to reduce the likelihood of rejection. However, no assurances can be given that the company will be successful in commercializing any such applications or obtaining the required regulatory approvals.

     Although there has been an enormous interest in silane chemistry, historically, product development has not been focused on end-use products containing reactive silane, possibly because of the difficulty associated with providing safe means of application, for example from aqueous solutions. By providing water stable solutions of reactive silanes, a whole field of chemistry research with many useful molecules synthesized and characterized is readily available to the company for commercialization. However, no assurances can be given that the company will obtain the required regulatory approvals or will be successful in bringing any of these products to market.

     In summary, the company has developed new technologies for the stabilization of reactive silanes or silane integrated systems in user friendly solvents, primarily water. This new technology allows the utilization of a well-known antimicrobial system into medical and consumer products providing durable treatments possibly otherwise unavailable.

MARKETING AND SALES

     There are numerous product, process, and service uses for the company's unique antimicrobial technologies. Viewed collectively, they form the basis of a mini-industry built around a single key active ingredient chemistry that, like penicillin, might change the way microbes are controlled in the future.

     The largest number of opportunities require additional development activities. In some, much of the technical work has been completed and generally only regulatory work is required. In others, significant technical development is still required.

     The company intends to initially concentrate its efforts towards the marketing and sales of products for the retail consumer and industrial markets.

     The company believes that product market is comprised of four primary segments as described below: Retail-Household Care products, Industrial-Institutional products, Healthcare products, and Environmental Services.

     Technical development has been completed on several products, and many are ready for commercialization in areas where regulatory requirements permit. Initially, however, products are being commercialized by the company in the retail consumer market and institutional and industrial marketplaces as described below.

PRODUCTS MARKET SEGMENT

     Retail-Household Care Market. The company believes that its largest near-term opportunities for revenue generation exist in the mass-market retail outlets including supermarkets, mass merchandisers, drug outlets, home improvement centers, and selected chain specialty retailers. Household cleaners and odor removers represent a retail market value in supermarkets alone of over $1.5 billion per year.

     To capitalize on this opportunity, the company is developing a network of manufacturers' representative firms to assist in the marketing of its retail products. These are primarily traditional food brokerage firms plus general merchandise representatives. General merchandise representatives are frequently more effective with drug and mass volume retailers, such as K-Mart, Target, and CVS stores.

     In the Texas markets, the company is utilizing the services of The Christal Company and Marketing Specialists Sales Company to support the distributions and marketing of its OdorFree(TM) product. Discussions are underway with Marketing Specialists to represent the company in markets outside of Texas.

     Within the southeastern United States, the company continues to utilize the services of the Budd Mayer Company, a regional food brokerage firm to manage the sales and distribution of its BioShield Mold & Mildew Cleaner products.

     In April 1999, the company began shipping its OdorFree(TM) products, an odor remover and fabric refreshener into Texas. In San Antonio, H.E.B., Albertson's, and Handy Andy who collectively dominate the market have all ordered products. In Houston, the top 5 retailers, Kroger, Randall's, Fiesta, H.E.B. and Albertson's have already authorized the product. The company is now expanding into Dallas area. Kmart has committed to sell the product in its Houston and San Antonio stores.

     In addition, the company is actively pursuing the opportunity to provide selected retailers with a private label product aimed to compete with the OdorFree(TM) branded product. Private label merchandise is now being produced for Ingles Supermarkets, a North Carolina retailer with over 200 outlets. Discussions and product testing is currently underway with a number of other North American food retailers.

     Other products utilizing the technologies developed by the company such as BioShield Mold & Mildew Cleaner are now being marketed in a number of supermarket outlets in the Southeastern United States.

     The company believes that the challenge of greatest magnitude for the company is to develop consumer awareness of the products of the company, induce first time purchase, and build brand awareness that translates into sustainable sales.

     The company will initially be required to expend a significant percentage of revenues from these retail outlets toward media placement and advertising of which local television programming will account for over 80% of the total planned amount. The creative plan that is now being executed features a digitally animated television commercial message supporting the OdorFree(TM) product.

     The company has entered into an agreement with Fritz-Firestone Advertising Agency in Atlanta, Georgia, to support all creative activities required for the introduction of the OdorFree(TM) product, including creative development, graphic design, and media solution and buying.

INDUSTRIAL AND INSTITUTIONAL MARKETS

     The company intends to follow a path taken by many other proprietary chemical manufacturers and has targeted leading industrial and institutional products companies that currently formulate and market to this industry.

     The following products have been developed for sale to the industrial and institutional markets but have not received regulatory approval. (See "Government Regulation"):

  BioShield AM500

     - molecular bonding additive for formulating institutional industrial disinfectants

     - molecular bonding additive for formulating sanitizers and microbiocides

     - for use in laundry additives

     - additive for carpet treatment products

     - for use in upholstery and drapery treatment products

     - for use in building cleaning and treatment products

     - additive for household cleaning products

     - for use in food processing plants

  BioShield AM36.OI

     - molecular bonding additive for formulating institutional and industrial disinfectants

     - molecular bonding additive for formulating sanitizers and microbiocides

     - for use in laundry additives

     - for use additive for carpet treatment products

     - for use in upholstery and drapery treatment products

     - in building cleaning and treatment products

     - additive for household cleaning products

     - for use in food processing plants

     - higher strength than BioShield AM500

  BioShield AM3651P

     - molecular bonding additive for formulating institutional and industrial disinfectants

     - can be used similar to BioShield AM36.OI

     - produces coating with migrating properties

     - for use as preservative in personal care product

TECHNOLOGY LICENSING ACTIVITIES

     The company is seeking to finalize private label agreements with certain manufacturers in the janitorial and sanitary supply industry. The manufacturing and technology licensing program generally incorporates a licensing agreement for an initial term of one to two years. This agreement allows licensees to purchase BioShield industrial concentrates for private label use in either BioShield supplied formulations or formulae that are developed independently by the licensee. BioShield structures the agreement so that a royalty is collected on each unit (quart, gallon, etc.) of product that is shipped by the licensee which contains BioShield. In structuring the licensing agreements exclusivity in certain market channels or product categories has not been given as a general practice, however, agreements are being structured to allow a "market lead time advantage" in certain segments so long as volume purchases of the industrial concentrates by the licensee are met on a predetermined basis.

     Initial discussions have occurred with several large direct industrial prospect accounts. However, none have been consummated to date. Sales to these direct accounts, as well as those through reselling distributors are expected to be slow until approval of pending and future EPA registrations.

THE ENVIRONMENTAL SERVICES MARKET

     The environmental services market describes the treatment of materials in-place. The company will seek to exploit opportunities in the aftercare market through two distribution channels. The first of these channels is the sale of BioShield products through specialty distributors and is targeted at the small operator that will treat residences and small commercial buildings. The second distribution channel is being developed with bulk sales, full technical training and support, and will target the large restoration companies and other high volume users who see the value in the technical support and the more technical market positioning sell.

     Microbial contamination causes a variety of problems, ranging from odors, staining, rotting and defacement of goods to allergies, illnesses, and other health related problems. This may allow for the development of business opportunities directed at solving specific problems. These include company products to prevent musty odors and staining caused by mold, providing a hypoallergenic environment for people with allergies, asthmatics, and persons with respiratory ailments, and the prevention of algal and fungal deterioration and staining of roofing shingles. The company believes that other potential applications may include treatment of swimming pools and building exteriors to provide additional market potential. These applications will require EPA approval for antimicrobial claims. However, no assurances can be given that the company will be successful in commercializing any of these products or will receive EPA or other required regulatory approvals.

     The Indoor Environmental Quality market includes all enclosed space that is occupied by people, animals, plants, and valuable or perishable items. Microbial problems within these structures are the prime focus of the company in this segment of the antimicrobials marketplace. Within the large array of indoor pollutants and mitigating factor, microorganisms are the only pollutants that may produce a gas (VOC metabolic wastes), a particulate (spores and somatic parts), or a toxin, which may result in human irritation, allergy sensitization, or disease.

AGREEMENTS WITH QVC, HEALTHSAFE AND OTHERS

     The company currently has several agreements in place for distribution rights to its different antimicrobial technologies on an exclusive basis. The company has entered into various sales distribution agreements for its products, the most significant of which have been QVC, Inc. and HealthSafe Environmental Products, Inc. Both of these agreements have been terminated by the company for non-performance. Since the company's inception sales through QVC have accounted for $225,000 in revenues and through HealthSafe of $330,000 in revenues.

     The company has entered into an agreement with Sanitary Coating Systems, which agreement conveys to Sanitary Coating Systems certain rights regarding the sale and distribution of the company's BioSure 500 product within the coatings industry and paint products in particular. The company will sell BioSure 500 at a minimum price per pound to Sanitary Coating Systems. In exchange for these rights, Sanitary Coating Systems agrees to make royalty payments to the company for a period of ten years through December 31, 2009, the term of the agreement. Sanitary Coating Systems may renew the agreement for unlimited terms of five years each, subject to certain restrictions.

MANUFACTURING

     The only manufacturing contemplated by the company is the production of its antimicrobial concentrates. No special equipment is required other than typical chemical manufacturing vessels, which are in abundant supply. The company is currently producing its concentrates at its Lithonia, Georgia, location and does not, in the foreseeable future, plan any additional manufacturing operations. The company intends to use chemical compounders located around the U.S. and as centrally located to the company's four U.S. market segments. The company may elect to open distribution centers in these markets.

COMPETITION

     The antimicrobial industry is an expanding and changing industry characterized by intense competition. The key active ingredients used by the industry have not changed significantly in the last twenty-five or more years. Another characteristic of the modern antimicrobial industry is the increasing involvement of foreign companies in the field. These companies have found the USA regulatory climate very complex and costly (money and time) and their products appear to be of the traditional leaching types where they utilize reservoirs in fibers or coatings to try to extend the useful life of their products. Others have entered the market with slight modifications of old technologies that on some substrates extend the life of their products but clearly fail to deal with all of the other problems that are inherent in the active-ingredients list.

     The company believes that its ability to compete will be dependent in large part upon its ability to continually enhance and improve its products and technologies and to build a tradename presence that obviates the nature of the technologies. In order to do so, the company must effectively utilize and expand its research and development capabilities and, once developed, expeditiously convert new technology into products and processes that can be commercialized. This must be complemented with the marketplace expansions encompassed in this document.

     The company's ability to compete is based primarily on scientific and technological superiority, technical support, availability of patent protection, access to adequate capital, the ability to develop, acquire, and market products and processes successfully, the ability to obtain further governmental approvals and the ability to serve the particular needs of commercial customers with service, products, and tradenames. Corporations and institutions with greater resources than the company may, therefore, have a significant competitive advantage. The company's potential competitors include consumer products companies, product based pharmaceutical companies, and biotechnology companies. Almost all of these potential competitors have substantially greater capital resources, research and development capabilities, manufacturing and marketing resources, and experience than the company. The company's competitors may succeed in developing products or processes that are more effective or less costly than any that may be developed by the company, or that gain regulatory approval prior to the company's products. The company also expects that the number of its competitors and potential competitors will increase as more antimicrobial products receive commercial marketing approvals from the EPA, FDA or analogous foreign regulatory agencies. Any of these competitors may be more successful than the company in manufacturing, marketing and distributing its products. There can be no assurance that the company will be able to compete successfully.

PATENTS AND PROPRIETARY RIGHTS

     The company seeks patent protection for its technology and products. It typically files United States patent applications and related foreign patent applications as soon as such technology and products are developed. The company files foreign patent applications on some of its technology and products in countries where, in the company's opinion, business considerations warrant such filings. The foreign countries in which the company files patent applications usually include Japan, Canada, Australia, and countries of the European Economic Community.

     The company has applied for four United States patents on its core technology of novel composition and one joint patent with Emory University with respect to methods for producing water-stable organosilanes and methods of using these compositions.

     In addition, the company intends to file additional patent applications in the future for improvements in its core technologies and for specific products that it develops. There can be no assurance, however, that the company's patent applications will mature into issued patents, or, if issued, that such patents will be adequate to protect the company's products or processes. In addition, there can be no assurance that the company will be able to obtain any necessary or desired additional licenses to patents or technologies of others or that the company will be able to develop its own additional patentable technologies.

PATENT CLAIMS MADE BY OTHERS

     The company entered into a Research Agreement with Emory University on December 22, 1995. As a result of work performed pursuant to this Research Agreement, Emory University has filed at least two patent applications, one composition patent independently and the other an end-use patent jointly with the company. The Emory Application discloses and claims technologies developed in conjunction with the company that are different from, but similar to, only one of the three technologies developed solely by the company and on which the company is actively pursuing its own patents. If patents ultimately issue out of the Emory Application, Emory may in the future seek to assert to the company that the manufacture, sale, and use of certain antimicrobial products may infringe certain claims of their Emory Application patent and/or foreign counterparts thereof.

     The company believes that its current products would not infringe any claims that might issue from the Emory Application. However, any determination in the future that one or more company products infringe in the Emory Application patent could have a material adverse effect on the business and operations of the company.

     In addition, there can be no assurance that the company is aware of all patents or patent applications that may materially affect the company's ability to make, use, or sell any products. United States patent applications are confidential while pending in the United States Patent and Trademark Office, and patent applications filed in foreign countries are often first published six months or more after filing. Any conflicts resulting from third-party patent applications and patents could significantly reduce the coverage of the patents or patent applications licensed to the company and limit the ability of the company to obtain meaningful patent protection. If patents are issued to other companies that contain competitive or conflicting claims, the company may be required to obtain licensees to these patents or to develop or obtain alternative technology. There can be no assurance that the company will be able to obtain any such license on acceptable terms or at all. If such licenses are not obtained, the company could be delayed in or prevented from the development or commercialization of its product candidates, which would have a material adverse effect on the company. See "Business -- Patents" and "Proprietary Rights" and "Certain Transactions."

     The company believes that its patent position involves complex legal and factual questions. There can be no assurance that any future patent applications or any patents issued to the company will provide it with competitive advantages or that the company's use of its technology will not be challenged as infringing upon the patents or proprietary rights of others, or that the patents or proprietary rights of others will not have an adverse effect on the ability of the company to do business. Furthermore, there can be no assurance that others will not independently develop similar technology or that others will not design technology to circumvent the company's existing or future patents or proprietary rights. In the event that the company's technology were deemed to be infringing upon the rights of others, the company could be subject to damages or enjoined from using such technology or the company could be required to obtain licenses to utilize such technology. No assurance can be given that any such licenses would be made available on terms acceptable to the company, or at all. If the company were to be unable to obtain such licenses, it could encounter significant delays in introducing products to the market while it attempts to design around the patents or rights infringed upon, or the company's development, manufacture and sale of products requiring such licenses could be foreclosed. In addition, the company could experience a loss of revenues and may incur substantial costs in defending itself and indemnifying its strategic partners in patent infringement or other actions based on proprietary rights violations brought against it or its strategic partners. The company could also incur substantial costs in the event it finds it necessary to assert claims against third parties to prevent the infringement of its patents and proprietary rights by others.

     In March of 1997, the company filed trademark applications for Duralast and BioShield with the United States Patent and Trademark Office. The company is presently aware of a prior trademark filing for the name "BioShield," which the company believes has not been used in interstate commerce and has been abandoned. The company has instituted a cancellation proceeding with the U.S. Patent and Trademark Office with respect to such prior trademark filing. No assurances can be given that the company will be successful in such cancellation proceeding or in securing a trademark for the name BioShield.

     The company relies on proprietary know-how and confidential information and employs various methods, such as entering into confidentiality and non-competition agreements with its current employees and with third parties to whom it has divulged proprietary information, to protect the processes, concepts, ideas and documentation associated with its technologies. Such methods may afford incomplete protection, and there can be no assurance that the company will be able to protect adequately its trade secrets or that other companies will not acquire information that the company considers proprietary. The company will be materially adversely affected if it cannot maintain its proprietary technologies.

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GOVERNMENT REGULATION

     Environmental Protection Agency. The company's research and development, manufacturing, distribution, and sales activities are subject to comprehensive regulation by numerous governmental authorities in the United States and other countries. The company's current products and products in short-term development, where pest control claims are made, are regulated by the EPA. The key applicable regulations governing pesticide products are the Federal Insecticide, Fungicide, and Rodenticide Act and Federal Food, Drug, and Cosmetic Act (FFDCA) as amended by the Food Quality Protection Act of August 3, 1996, and other federal statutes and regulations, and certain state, local and tribal regulations. These statues and regulations govern the development, testing, formulation, manufacture, labeling, storage, record keeping, quality control, advertising, promotion, sale, distribution and approval of pesticide products. Failure to comply with applicable requirements can result in fines, recall or seizure of products, total or partial suspension of production, refusal by the government to approve marketing of the product, and criminal prosecution.

     In order to obtain EPA approval of a new product, the company and its strategic partners, if any, must submit proof of safety, efficacy, purity, and stability, and the company must demonstrate validation of its manufacturing process. The testing and application process is expensive and time consuming, often taking years to complete. There is no assurance that the EPA will act favorably or quickly in reviewing applications. With respect to patented products, processes, or technologies, delays imposed or caused by the governmental approval process may materially reduce the period during which the company will have the exclusive right to exploit them. Delays could also affect the commercial advantages derived from the proprietary processes. There is no assurance that the regulatory agencies will find present or future submissions of the company to be adequate.

     The company's planned pesticide products include certain antimicrobial products for non-agricultural uses. EPA's Office of Pesticide Programs recently has been extensively reorganized. Among other things, OPP has recently established a new Antimicrobial Division (AD) to manage the registration and reregistration of antimicrobial products with non-agricultural uses. This interdisciplinary approach will allow most registration and reregistration activities to be consolidated within a single division and may yield efficiencies and shorten review times. However, the reorganization can be expected to cause substantial delays at first as new policies and procedures are implemented by persons who in many cases will be somewhat unfamiliar with the responsibilities of their new positions.

     Food and Drug Administration. The company's research and development activities are subject to comprehensive regulation by numerous governmental authorities in the United States and other countries. If the company is able to produce and market products, such production and marketing will place the company under continued regulation. Among the applicable regulations in the United States, pharmaceutical and over-the-counter drugs products are subject to the Federal Food, Drug and Cosmetic Act, the Public Health Service Act, other federal statutes and regulations, and certain state and local regulations. These statutes and regulations govern the development, testing, formulation, manufacture, labeling, storage, record keeping, quality control, advertising, promotion, sale, distribution and approval of drug products. Failure to comply with applicable requirements can result in fines, recall or seizure of products, total or partial suspension of production, refusal by the government to approve marketing of the product and criminal prosecution. As the proprietary silane chemistry is not considered an over-the-counter drug, all products for human application will be considered new drugs.

     A new drug or medical device may not be legally marketed for commercial use in the United States without FDA approval. In addition, upon approval, a drug may only be marketed for the indications, in the formulations and at the dosage levels approved by the FDA. The FDA also has the authority to withdraw approval of drugs or devices in accordance with applicable statutes and regulations. Analogous foreign regulators impose similar approval requirements relating to commercial marketing of a drug or medical device in their respective countries and may impose similar restrictions and limitations after approval.

     In order to obtain FDA approval of a new drug product, the company and its strategic partners, if any, must submit proof of safety, efficacy, purity, and stability and validation of its manufacturing process. The testing and application process is expensive and time consuming, often taking years to complete. There is no assurance that the FDA will act favorably or quickly in reviewing applications. With respect to patented products, processes or technologies, delays imposed or caused by the governmental approval process may materially reduce the period during which the company will have the exclusive right to exploit them. Delays could also affect the commercial advantages derived from proprietary processes. The FDA has recently increased its scrutiny and regulation of antimicrobial and antiviral agents. There is no assurance that the regulatory agencies will find present or future submissions of the company to be adequate.

     To obtain approval of medical devices, a premarket notification (510(k)) or premarket approval (PMA) application must be submitted to FDA that proves the device is as safe and effective or substantially equivalent to a legally marketed device. There is no assurance that the FDA will act favorably or quickly in reviewing applications. With respect to patented products, processes or technologies, delays imposed or caused by the governmental approval process may materially reduce the period during which the company will have the exclusive right to exploit them. Delays could also affect the commercial advantage derived from proprietary processes. There is no assurance that the regulatory agencies will find present or future submissions of the company to be adequate.

     The company is currently considering numerous applications for the proprietary technology, which may require multiple IND and NDA submissions prior to commercial sale. The development of the appropriate pre-clinical safety, efficacy, and chemistry testing may require a minimum of one (1) year to produce and will not be funded from the proceeds of this Offering. Portions of this data may be appropriate for support of numerous IND applications for each proposed use-pattern (for example, anti-acne/wrinkle facial preparation, wound care products, body sanitizer, and synthetic skin.) The IND application may become effective thirty (30) days following receipt by the FDA. Although there is no assurance that the FDA will grant the IND.

     Human clinical trials are typically conducted in three sequential phases with some amount of overlap allowed. Preclinical tests must be conducted by laboratories that comply with FDA Good Clinical Practices regulations governing the testing of drugs in humans and animals,. Phase 1 trials normally consist of testing the product in a small number of patient volunteers for establishing safety (adverse effects), dosage tolerance, metabolism, distribution, excretion and clinical pharmacology. In Phase 2, the continued safety and initial efficacy of the product are evaluated in a somewhat larger patient population, and appropriate dosage amounts and treatment intervals are determined. Phase 3 trials typically involve more definitive testing of the appropriate dose for safety and clinical efficacy in an expanded patient population at multiple clinical testing centers. A clinical plan or "protocol," accompanied by the approval of the research center's Institutional Review Board, must be submitted to the FDA prior to commencement of each clinical trial. The Clinical Research and Development phases on the average last 5 years.

     The Institutional Review Board ("IRB") evaluates the protocol and monitors the conduct of the study to protect the rights and safety of the human subjects. An IRB may require changes in a protocol, and there can be no assurance that an IRB will permit any given study to be initiated or completed. In addition, the FDA may order the temporary or permanent discontinuation of clinical trials at any time. In light of this process, the company must necessarily rely on other persons and institutions to conduct studies. The company cannot guarantee that such persons and institutions will conduct studies properly. There also can be no assurance that Phase 1, Phase 2 and Phase 3 testing of the company's products will be completed successfully within any specified time period, if at all.

     All the results of the preclinical and clinical studies on a pharmaceutical or device product are submitted to the FDA in the form of an NDA or PMA, for approval to commence commercial distribution. Submission of an NDA or PMA does not assure FDA approval for marketing. The application review process takes more than two years on average to complete. However, the process may take substantially longer if the FDA has questions or concerns about a product or studies regarding the product. In general, the FDA requires at least two adequate and well-controlled clinical studies demonstrating efficacy with sufficient levels of statistical assurance. However, additional support may be required. The FDA also may request additional information relating to safety or efficacy, such as long-term toxicity studies. In responding to NDA or a PMA, the FDA may grant marketing approval, require additional testing and/or information or deny the application. Accordingly, there can be no assurance about any specific time frame for approval, if any, of products by the

FDA. The FDA also may require post-marketing testing and surveillance to monitor the safety record of a product and its continued compliance with regulatory requirements.

     The facilities of each pharmaceutical and device manufacturer must be registered with and approved by the FDA as compliant with the agency's good manufacturing practice regulations ("GMP"). In order to comply with GMP, manufacturers must continue to expend time, money and effort in production, record keeping and quality control. In addition, manufacturers must be registered with the United States Environmental Protection Agency and similar state and local regulatory authorities if they generate toxic or dangerous waste streams. Other regulatory agencies, such as the Occupational Safety and Health Administration, also monitor manufacturing facilities for compliance with workplace safety regulations. Each of these organizations conducts periodic establishment inspections to confirm continued compliance with its regulations. Failure to comply with any of these regulations could mean fines, interruption of production and even criminal prosecution.

     For foreign markets, the company is subject to regulatory requirements, review procedures and product approvals which, generally, may be as extensive, if not more extensive, as those in the United States. Although the technical descriptions of the clinical trials are different, the trials themselves are often substantially the same as those in the United States. Approval of a product by regulatory authorities of foreign countries must be obtained prior to commencing commercial product marketing in those countries, regardless of whether FDA approval has been obtained. The time and cost required to obtain market approvals in foreign countries may be greater than required for FDA approval and may be subject to delay. There can be no assurance that regulatory authorities of foreign countries will grant approval.

     There are a number of anticipated applications that require listing with the Cosmetics, Toiletries, and Fragrances Association (CTFA) inventory. This is largely a procedural process but one that will have to be done before the company can fully capitalize on the use of its active ingredient or its formulations in the personal care industry.

FILINGS MADE WITH THE EPA TO DATE AND CURRENT APPLICATIONS AND FUTURE FILINGS

     In October 1998, the EPA conditionally registered certain uses for AM500 and AM500I. The EPA approved AM500I for use in formulating for laundry additives, carpet treatment products, upholstery and drapery treatment products to impart bacteriostatic/fungistatic activity in many of the foregoing products and others. The EPA also approved the use of AM500 against fungi (including mold and mildew) as a static agent. EPA approved AM500 and AM500I to be used to impart durable, broad-spectrum microbiostatic protection to substrates for the following applications:

     air filters/materials; aquarium filter material; bed sheets, blankets and bedspreads; buffer pads (abrasive and polishing); carpets and draperies; fiberfill; fiberglass ductboard; fire hose fabric; humidifier belts; mattress pads and ticking; men's underwear and outerwear; non-woven disposable diapers; non-woven polyester; outerwear apparel; disposable polyurethane foam cushions for Lapidus Airfloat Systems; polyurethane and polyethylene foam, when covered; polyurethane foam for packaging and cushioning in non-food contact applications; roofing materials; sand bags, tents, tarpaulins, sails, and ropes; athletic and causal shoes; shoe insoles; shower curtains; socks; throw rugs; toilet tank and seat covers; umbrellas; upholstery vacuum cleaner bags and filters; women's hosiery; and women's intimate apparel.

     The company has also requested EPA approval for three products that are based on the AM500I. These products are water based products and are called BST Protectant Concentrate C15, BST Protectant 75 and BST Protectant 50. These products provide bacteriostatic and fungistatic protection to substrates noted above.

FUTURE FILINGS

     The company intends to submit applications to the EPA for registration of BioShield AM36.OI and AM3651P, to enable it to make certain claims regarding the antimicrobial or microbiostatic properties of the products. The company's industrial strength products AM36.OI and AM3651P are new, and the company believes are unique products. Whereas both are new formulations of the silane-integrated system, neither product is water based. However, AM36.OI and AM3651P provide stable aqueous solutions.

     The primary use claims, intended to be included in the application for AM36.OI are to give a surface durable microbiostatic treatment effective against a wide variety of bacteria, fungi, algae and yeast. The primary use claims, intended to be included in the application for AM3651P, are as an active ingredient for formulating disinfectants and sanitizers for use on hard non-porous surfaces, and as a microbiocide for use in laundry additives, carpet treatment products, upholstery and drapery treatment products, and treatment products, and to give surface microbiostatic treatment effective against a wide variety of bacteria, fungi, algae and yeast. The following features are planned as descriptions of the products in the application:

     Whereas AM36.OI is a concentrate designed for ease of application and durability, the strength of AM3651P lies in its intended use in sanitizers and disinfectants. AM3651P is a blend of active ingredients chosen for their performance. The interplay of the ingredients of the active blend provides high efficiency in small concentrations. The company believes that because of this interplay of the ingredients and the resulting independence from toxic compounds such as chlorine, formaldehyde or formaldehyde donors, AM3651P is ideally suited as a preservative and as active components of sanitizers and disinfectants.

     Materials treated with formulations containing the microbiostatic agent AM36.OI or antimicrobial agent AM3651P are preserved by the bacteriostatic, fungistatic and action imparted by the active ingredient. AM36.OI and AM3651P inhibit the growth of microorganisms that are responsible for causing odor, discoloration and deterioration. They also provide residual inhibition of microorganisms to aid in the control of these deleterious effects. AM36.OI and AM3651P form a coating on a wide variety of substrates and microbiostatic action is exhibited on contact.

     The company intends to seek approval that AM36.OI and AM36.51P can be used to impart durable, broad-spectrum, microbiostatic protection to substrates for the following applications:

     air filters/materials; aquarium filter material; bed sheets, blankets, and bedspreads; buffer pads (abrasive and polishing); carpets and draperies; fiberfill; fiberglass ductboard; fire hose fabric; humidifier belts; mattress pads and ticking; men's underwear and outerwear; non-woven disposable diapers; non-woven polyester; outerwear apparel; disposable polyurethane foam cushions for Lapidus Airfloat Systems; polyurethane foam polyethylene foam, polyurethane foam used as a growth medium for non-food crops and plants; roofing materials; sand bags, tents, tarpaulins, sails, and ropes; athletic and casual shoes; shoe insoles; shower curtains; socks; toilet tank and seat covers; umbrellas; upholstery vacuum cleaner bags and filters; vinyl wallpaper and wallpaper for non-food contact surfaces; women's hosiery; and women's intimate apparel.

     The company also intends to seek approval on AM3651P as a disinfectant and sanitizer on hard non-porous surfaces or to be incorporated into formulations. AM3651 can be used to disinfect and sanitize hard surfaces in areas such as homes, offices, hospitals, institutions, schools, restaurants, locker rooms, medical facilities and other like areas that are prone to bacteria and odors. AM3651P disinfects and sanitizes hard surfaces such as: sinks; tiles; tubs; toilets: countertops: bathroom fixtures; stoves; exercise equipment; walls; doorknobs; telephones; garbage cans; floors; cabinets; and shower stalls.

     It is also planned to seek approval for use of BioShield products as preservatives in FDA regulated products, including cosmetic articles, such as skin creams; hair treatment products, for example shampoos; non-regulated products, including detergents and detergent formulations; other preservative applications, such as interior and exterior paints, latex, machine oils, and lubricants; cutting fluids; water for cooling systems and swimming pools which may require EPA registration. However, no assurances can be given that the company will be successful in commercializing any of these products or will receive any of the required regulatory approvals.

     The company also seeks approval on its concentrated active ingredient, AMS 1860. This active ingredient is highly concentrated and is solvent based. It can be used to formulate antimicrobials and microbiostatic agents and will be the company's own source of active ingredient for formulated BioShield products. It will be manufactured by the company and eliminate the need to obtain this active ingredient from other registered sources.

RESEARCH AND DEVELOPMENT

     Research and development activities are performed principally by Dr. Joachim Berkner, Director of Research and Development, Organic Chemistry, of the company.

     The company's core technologies are in aqueous reactive silanes and antimicrobial products. Combinations of both technologies are producing compounds with new properties and are setting new standards. The company's new product releases in the near future will be based on these core technologies. Research on silane based and non-silane based antimicrobials will expand application of antimicrobial company products from pesticides to medications and treatments to preventive care. Research on silane based durable products will provide the applicator with the opportunity to give surfaces new desired properties.

     Future development efforts are anticipated to focus on development of antimicrobial products for medical applications, specifically, human and animal skin treatments, new formaldehyde-free product preservatives, agricultural and food antimicrobials, and new active ingredients and formulations useful in the markets currently providing antimicrobial products. Products ranging from antimicrobial absorbents to cleaning solutions and disinfectants and household products. Products in this category include materials treated by the manufacturer, for example socks, shower curtains and carpets. Product development in this category is anticipated on a market-need basis in collaboration with the manufacturers. In addition, a number of new applications based on the uniqueness of the company's products are anticipated. There can be no assurance that the company will be successful in developing these or other products.

     During the fiscal years ended June 30, 1997, and 1998, the company incurred expenses of $74,000 and $157,000, respectively, resulting from company-sponsored research and development activities. Research and development is expected to remain a significant component of the company's business. However, the company may abandon or de-emphasize its research and development activities with respect to the primary development projects and expand research and development of other products as circumstances warrant. The company has contracted out a substantial part of its research and intends to continue to do so while utilizing its staff for monitoring such research.

  1. Antimicrobial Biobarriers: Burn Care/Synthetic Skin

     Commonly, the greater the skin damage, the greater the risk of infection. The skin damage and the risk of infection are especially serious in burn victims. To this day, proper treatment of burn patients remains a challenge to the healthcare professional. In addition to direct wound application, the company believes that the company's technology may, under certain conditions, be appropriate for application to skin grafts, either manufactured or from cadavers and most importantly, animal collagen matrixes. Collagen matrix based products are frequently applied graft materials. In addition to their importance as skin grafts, their chemical composition is such that a very favorable bonding with the company antimicrobial products and the graft may be possible. The company believes that the unique properties of the company's core technology may, under certain circumstances, allow certain products based upon its technology to form a bound protective layer that allows the grafted skin to breath and transport liquids, but reduce/prohibit the entry of microorganisms.

     Integration of the company's products and research may lead to new skin treatment products that the company believes may provide effective skin condition treatment. Adverse skin conditions caused by microbes may be susceptible to treatment by the company's products. However, no assurances can be given that the company will be successful in commercializing any of these products or will receive any of the required regulatory approvals.

  2. Transplant/Medical Device Treatments

     A common problem in the transplant of organs or artificial implants is rejection by the receiving body's immune system. The rejection is often based on the recognition of the implant as a foreign body. This recognition is affected by the surface of the implant. Silane treatment of implants changes the surface of the implant. The treatment can be to be durable or temporary. One approach may be to chemically bond currently available anti-rejection medication to the silane. This application will require FDA approval prior to clinical testing and commercial introduction. However, no assurances can be given that the company will be successful in commercializing any of these products or will receive any of the required regulatory approvals.

  3. Quaternary Ammonium Salts of Phosphate Esters as Pesticidal Polymer
Additives

     Phosphate esters have long been known to be effective pesticides. Over the years, these compounds developed into especially useful additives for polymers by reacting to the free acid of the phosphate ester with tertiary amines. The antimicrobial activity of the amine is secondary in this approach. The primary function of the amine is to "solubilize" the phosphate ester amine salt in the polymer, allowing the active ingredient to migrate in the polymer.

     A potential new invention may be the use of a quaternary ammonium as the cation in the phosphate ester salt. The quaternary ammonium salt would be distinguished from the amine salts used in the previous inventions by having four alkyl chains attached to the nitrogen atom. According to a preliminary literature review, this is a novel idea and similar products have only been disclosed for antimicrobial active quaternary ammonium phosphate ester salts for cleaning applications. This new compound may perform similarly or better than the previously disclosed compounds. However, no assurances can be given that the company will be successful in commercializing any of these products or will receive any of the required regulatory approvals.

  4. Cleaning and Maintenance Products

     The residual activity of the company products provides protection to many surfaces. Application of the products is primarily to clean surfaces. Integration of the company products into new cleaning products may lead to new products providing protection to surfaces and equipment while cleaning. These new cleaning and maintenance products will be developed for industrial and institutional applications, for example, hospitals, food processing plants and commercial cleaning and consumer applications, for example, bathroom, carpet and kitchen cleaning. However, no assurances can be given that the company will be successful in commercializing any of these products or will receive any of the required regulatory approvals.

RECENT DEVELOPMENTS

     In April 1999, the company formed a subsidiary named Allergy Superstore.com, Inc. to sell drugs, certain of the company's products and other allergy related products to consumers over the internet. This subsidiary is still in its organization stages. The company expects that this subsidiary will commence sales of allergy products over the internet in the third or fourth quarters of 1999. The company anticipates requiring substantial capital in order to complete the development and implement the operation of this subsidiary. While some of the proceeds of this offering may be utilized for such funding, the company anticipates raising additional capital for this new venture through a private placement of securities in the very near future. The terms and structure of such a private placement transaction have not as yet been determined.

PROPERTY

     The company's executive and administrative offices are located at 4405 International Blvd., Suite B109, Norcross, Georgia in a 6,900 square foot facility leased by the company. The building contains offices, meeting rooms, and an organic chemistry lab with biological storage area. In addition the company currently leases a 5,000 square foot manufacturing facility in Lithonia, Georgia for the production of the company's active antimicrobial agent. The company believes that the facility is no longer adequate for its present and anticipated uses and intends on leasing a new facility for its operations as well as the operations of its Allergy Superstore subsidiary in the very near future.

EMPLOYEES

     The company and its subsidiary currently have seventeen employees, four of whom are executive officers, three of whom is involved in research and development, three of whom are in marketing and sales, four of whom are involved in website and content development and three of whom are administrative and clerical staff. The company believes that its relations with its employees are good. None are covered by a collective bargaining agreement with the company.

LEGAL PROCEEDINGS

     The company is not a party to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

     The following table sets forth certain information regarding the directors, executive officers, and significant employees of the company:

NAME                                         AGE                    POSITION
----                                         ---                    --------
Timothy C. Moses...........................  42    Co-Chairman of the Board, President, Chief
                                                   Executive Officer and Director
Jacques Elfersy............................  49    Co-Chairman of the Board, Senior Vice
                                                   President, Secretary, Treasurer and
                                                   Director
Jeffrey A. Parker..........................  41    Chief Operating Officer and Vice President
                                                   of Marketing and Sales
Daniel E. Swaye............................  47    Chief Financial Officer
Dr. Joachim Berkner........................  32    Director of Research and Development,
                                                   Organic Chemistry
Carl T. Garner.............................  51    Director
Michel Azran...............................  54    Director

     Mr. Timothy C. Moses, a Director and Founder, is the company's Co-Chairman, President, and Chief Executive Officer, and Director of Marketing and Sales. For over a decade, Mr. Moses has been an independent businessman and entrepreneur with Mr. Elfersy, the Senior Vice President of the company. His career has spanned from sales and marketing to Director of Securities and Investment. He has developed knowledge in the chemical and chemical siloxane industry and business since leaving his former employer, Dow Corning Corporation in 1986, where he acted as liaison between management and technical sales in the role of new product planning and launches. As President of his former company, DCI, Inc., a silicone and siloxane based technology company, Mr. Moses was instrumental in seeking and raising of investment capital as well as Director of Marketing and Sales to clients on a direct basis. Mr. Moses co-developed a new antimicrobial silicone based coating system for textile applications and coordinated sales from the European Economic Community countries to the United States. Mr. Moses is also a co-inventor of three inventions for which patent applications have been filed by the company on its core antimicrobial technologies. Mr. Moses is a graduate of a division of Georgia Institute of Technology where he received his B.S. degree in 1980.

     Mr. Jacques Elfersy, a Director and Founder/Co-Founder, is the company's Co-Chairman, Senior Vice President, acting Chief Financial Officer, Secretary, and Treasurer. Mr. Elfersy has been instrumental in the discovery, development, and patent filing of the company's core antimicrobial technology. In addition to his duties, Mr. Elfersy continues to oversee the company's research and development activities and objectives. Mr. Elfersy is a graduate of the McGill University where he earned his Bachelor's Degree in Civil Engineering in 1979. For a decade, Mr. Elfersy has been an independent businessman and entrepreneur. His career reflects extensive knowledge of silicone-based technology and silane-based antimicrobial (as a result of his past employment and business relationship with Dow Corning) program management and supervision of large-scale projects and installations, contract negotiations and implementation, and customer support services and communications. As Executive Vice President of his former company, DCI, Inc., a silicone-based technology and silane-based antimicrobial, Mr. Elfersy was instrumental in the implementation of research and development on projects requiring antimicrobial-based coating processes and production application. In addition, he acted as senior management of engineering and production and was responsible for meeting critical time frames and budgets as well as manpower constraint requirements.

     Mr. Jeffrey A. Parker has agreed to become the Chief Operating Officer and Vice President of Marketing and Sales for the company upon completion of the proposed Initial Public Offering. Mr. Parker began his career in 1981 at Oscar Mayer Foods Corporation where he was promoted through a variety of positions from Sales Representative, Corporate Recruiting Manager, Assistant Product Manager, and Product Manager in just three and one-half years. In 1985, he joined Schering-Plough Corporation for approximately one year as Product Manager for Seasonal Products. In 1986, he was recruited and joined Con Agra Incorporation to become General Manager, Frozen Convenience Foods. In his three years with Con Agra, Mr. Parker was promoted to Division General Manager. In 1989, Mr. Parker joined Sara Lee Corporation, Bryan Foods Grocery Division where he became President and Chief Executive Officer of Sweet Sue Kitchens after its acquisition by Sara Lee. Additionally, he assumed presidency at Bryan Grocery Products in January 1991. In 1992, Mr. Parker joined Foster Farm as the Vice President and General Manager, Food Service, Processed Meats and Turkey Products. In 1995, Mr. Parker became President and Chief Executive Officer of Crider Incorporated and Crider Poultry Incorporated where he was instrumental in improving product mix and profitability. Mr. Parker received his Bachelors' degree in Business Administration in 1980 and his Masters in Public Administration in 1981 from Jacksonville State University.

     Mr. Daniel E. Swaye has been the Company's Chief Financial Officer since November, 1998. Mr. Swaye began his career in 1974 as an auditor with Arthur Andersen & Co. In 1976 he was recruited and joined U.S. Specialty Retailing to manage the financial and retail accounting departments. In 1979 he joined Scientific Atlanta, Inc. as the Corporate Internal Audit Supervisor. During his six years with that company, Mr. Swaye was promoted to the positions of Division Controller and International Group Controller. In 1985 he joined Dental One, Inc. as Corporate Controller and in 1987 joined Delta International Marketing, Ltd. as General Manager. In 1988, he joined AVL Scientific Corporation as Corporate Controller where he was a key member of the Senior Management Team responsible for all strategies and major decisions. Mr. Swaye received a Bachelors' of Science degree in Accounting in 1974 from Lehigh University. He received his CPA Certificate in 1976.

     Dr. Joachim Berkner is a significant employee and has been Director of Research and Development, Organic Chemistry, of the company since January 1996. Dr. Berkner has served as consultant to Alpha Gamma Research; a company involved in cancer research since 1992 and as a consultant to Chemical Products Technology, a company involved in dye synthesis and process development since 1995. He has published several articles on Organic Chemistry and polymers and has co-authored several sections of the Encyclopedia of Reagents for Organic Synthesis. Dr. Berkner received his Ph.D. in Chemistry and BioChemistry from the Georgia Institute of Technology in the fall of 1996 and received his valdiplom in Chemistry from Philipps Univeritat Marburg in Marburg, Germany, in 1990.

     Carl T. Garner has been a Director of the company since 1996. Since 1995, Mr. Garner has been a partner in Garner and Nevins (a division of Nevins Marketing Group, Inc.), a promotional and advertising agency based in Atlanta, Georgia. Mr. Garner received a B.S. in Business/Accounting from Jacksonville State University in 1969, a masters degree in Management from Georgia College in 1977, and a masters degree in Business Administration from Jacksonville State University in 1978. Mr. Garner also acts as an Advisory Director to the company.

     Mr. Michel M. Azran has been a Director of the company since December 1997. Since August 1994, he has been a partner at J.C. Bradford & Co., a securities and brokerage firm. From 1982 through 1994, Mr. Azran was employed by The Robinson-Humphrey Company, Inc. and last served in the capacity of Senior Vice President -- Investments. He holds an Accounting and Finance degree from University of Lyons (1967) and Paris (1975) and was in public accounting in France until October 1977.

     The company's directors are divided into three classes which serve staggered three-year terms or until their successors have been duly elected and qualified. Currently, Michel M. Azran is serving in Class I with a term ending at the company's 1998 annual meeting of shareholders, Carl T. Garner is serving in Class II with a term expiring at the company's 1999 annual meeting of shareholders, and Jacques Elfersy and Timothy C. Moses are serving in Class III directors with a term expiring at the 2000 annual meeting of shareholders. The company currently pays directors who are not employees of the company a fee of
(i) $1,000 per regularly scheduled Board meeting attended (or $250 for participation in a regularly scheduled Board meeting by conference telephone) and (ii) $12,000 annually. The company also reimburses all directors for their expenses in connection with their attendance at such meetings.

     The company maintains an audit committee that consists of its two independent directors, Michel M. Azran and Carl T. Garner. The company will maintain at least two independent directors on the board of directors.

     Officers are elected annually by the board of directors and serve at the discretion of the Board.

     The company currently maintains $1,000,000 key man life insurance policies on the lives of each of Mr. Moses and Mr. Elfersy.

EXECUTIVE COMPENSATION

     The following table sets forth for the three years ended June 30, 1998, compensation paid by the company to its Co-Chairman of the Board, Chief Executive Officer, and Director and its Co-Chairman of the Board, Senior Vice President, Acting Chief Financial Officer, Secretary, Treasurer, and Director. None of the company's other executive officers had annual compensation in excess of $100,000 for services rendered during any of the three years ended June 30, 1998, 1997 or 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                       OTHER ANNUAL
NAME AND PRINCIPAL POSITION                                   YEAR   SALARY    BONUS   COMPENSATION
---------------------------                                   ----   -------   -----   ------------
Timothy C. Moses............................................  1998   120,000    --         --
Co-Chairman of the Board,                                     1997   120,000    --         --
President, Chief Executive                                    1996   120,000    --         --
Officer and Director
Jacques Elfersy.............................................  1998   120,000    --         --
Co-Chairman of the Board,                                     1997   120,000    --         --
Executive, Vice President,                                    1996   120,000    --         --
Acting Chief Financial Officer,
Director of Regulatory Affairs,
Secretary, Treasurer, and Director

EMPLOYMENT AGREEMENTS

     The company has entered into Employment Agreements, each dated January 1, 1998, with Mr. Moses and Mr. Elfersy. The agreements have an initial term commencing January 1, 1998, and expiring December 31, 2003. However, the remaining term of each agreement will be extended automatically for one year on each July 1, beginning July 1, 2001, so that each agreement expires three (3) years from such date, unless either party notifies the other party in writing of an intent not to renew at least ninety (90) days prior to the applicable July 1st. Under the agreements, each of Mr. Moses and Mr. Elfersy is required to devote their full business time to the affairs of the company. The agreements also contain certain non-compete provisions, which provisions a state court may determine not to enforce or only to partially enforce.

     Each agreement currently provides for a base salary at the rate of $175,000. The base salaries are then subject to increase, but not decrease, as of January 1, in the case of Messrs. Moses and Elfersy, of each year during the term of the agreements as determined by the company's Board of Directors. Each agreement also provides for an annual performance bonus based upon a matrix of dollar sales levels and dollar before-tax profitability. Cells within the matrix represent specific combinations of sales and profits, with performance falling within a particular cell resulting in a bonus to the Mr. Moses or Mr. Elfersy expressed as a percent of his base salary. This matrix, which allows for bonuses running from 0% to 150% of base salary, is constructed to reward the executive for reaching specific combinations of sales and profit levels with higher sales and profit resulting in a larger bonus. The maximum amount paid to either Mr. Moses or Mr. Elfersy pursuant to the matrix cannot exceed $50,000 per year.

     In addition, each agreement provides a severance package in the event the executive is terminated other than for cause (as defined) or the executive terminates his agreement for good reason (as defined) an amount equal to the sum of (A) the greater of two (2) years of the base salary applicable to the executive on the date of termination or the base salary (assuming no increases) payable for remaining term of his agreement assuming no termination, plus (B) two (2) times the average of the annual bonuses paid or payable to the executive during the term of his agreement, payable in six (6) equal, consecutive monthly installments commencing no later than thirty (30) days after the date of termination. In addition, all outstanding options, stock grants, share of restricted stock or any other equity, incentive compensation shall be and become fully vested and nonforfeitable and the executive and the executive's family will be entitled to receive welfare plan benefits (other than continued group long-term disability coverage) generally available to executives with comparable responsibilities or positions for a period of two (2) years from the date of termination at the same cost to the executive as is charged to such executives from time to time for comparable coverage.

     The company has entered into an employment agreement, dated as of September 18, 1998, with Mr. Parker. The agreement has an initial term commencing upon the closing of the initial public offering of the company, and expiring on the third anniversary thereof. Under the agreement, Mr. Parker is required to devote his substantially full time and attention to the affairs of the company. The agreements also contain certain non-compete provisions, which provisions a state court may determine not to enforce or only to partially enforce. The agreement provides for a base salary at the rate of $150,000. In addition, the agreement provides a severance package in the event Mr. Parker is terminated other than for cause (as defined) or the executive terminates his agreement for good reason (as defined) an amount equal to the lessor of (i) the remaining unexpired term of the agreement or (ii) one year from the date of termination. He shall also be entitled to medical insurance, benefits provided to other executives and the issuance by the company, upon each of the first three anniversary dates of his employment, of options to acquire 50,000 shares of the company's common stock. Such options shall be exercisable at five dollars per share and which will also be subject to certain additional terms, conditions, and restrictions.

     The company has entered into an employment agreement, dated as of October 8, 1998, with Mr. Swaye. The agreement has an initial term commencing on October 27, 1998, and expiring on the third anniversary thereof. Under the agreement, Mr. Swaye is required to devote his substantially full time and attention to the affairs of the company. The agreements also contain certain non-compete provisions, which provisions a state court may determine not to enforce or only to partially enforce. The agreement provides for a base salary at the rate of $130,000. In addition, the agreement provides a severance package in the event Mr. Swaye is terminated other than for cause (as defined) or the executive terminates his agreement for good reason (as defined) an amount equal to the lessor of (i) the remaining unexpired term of the agreement or (ii) nine months from the date of termination. He shall also be entitled to medical insurance, benefits provided to other executives and the issuance by the company, upon each of the first two anniversary dates of his employment, of options to acquire 30,000 shares of the company's common stock and options to acquire 40,000 shares of the company's common stock on the third anniversary date of his employment. Such options shall be exercisable at five dollars per share and which will also be subject to certain additional terms, conditions, and restrictions.

ADVISORY BOARD

     The company's advisory board was organized to review and evaluate the company's research and development programs and to advise the company generally in addressing various scientific and business issues. The company generally selects for membership persons who have experience in finance, marketing and science. Members of the advisory board may meet as a group or individually with management of the company. They are not employed by the company and may have commitments to, or consulting or advisory agreements with, other entities that may limit their availability to the company. These entities may also be competitors of the company. The company is not aware of any conflict of interest between work performed by advisors on behalf of the company and work performed by them on behalf of other parties. The company requires each advisor to execute a confidentiality agreement upon the commencement of his or her relationship with the company. The agreements generally provide that all confidential information made known to the individual during the term of the relationship is the exclusive property of the company and shall be kept confidential and not disclosed to third parties. The current members of the advisory board are as follows:

     Mr. Martin Savarick, age 60, is currently President of The Printstar Group, Inc., a marketing and management consulting firm. He has been the Chairman of the Board, President, and Chief Executive Officer of two publicly traded companies -- Beacon Photo Service, Inc. and Imprint Products, Inc. Both companies dealt with retail customers throughout the United States exclusively on a mail-order basis. The companies employed various innovative marketing techniques to advertise and sell its products. Mr. Savarick also served as President of a fund raising organization and of a direct mail marketing consulting firm.

     Dr. Cecil R. Smith, age 46, is currently Chief Executive Officer and Director in BioShield Research Corporation, a company based in Powell, Ohio, which conducts biohazard control evaluations for indoor environmental quality of such buildings and develops contamination control protocols for the biotechnology/pharmaceutical industry and provides site safety analysis. Since 1987, Dr. Smith has also been Assistant Vice President of Environmental Health and Safety of the Ohio State University. In that capacity, Dr. Smith is responsible for the administration of an environmental, occupational health and radiation safety program that includes biological/chemical safety, safety engineering, industrial hygiene, infectious/hazardous waste management, safety training and environmental compliance. Since 1991, Mr. Smith has also served as Assistant Professor to the Ohio State University, School of Public Health. Dr. Smith received his Ph.D. in Public Health and Masters Degree in Public Health from the University of North Carolina. In 1983 and 1980, respectively, Dr. Smith received his B.S. in Microbiology from North Dakota State University in 1977 and his B.A. in Biology and Natural Science from Gustavus Adolphus College in 1975.

     Advisors receive reimbursement of travel expenses, connected with company business, and stock options, for consultation services, which include assisting the company in the development of a marketing plan as well as research plan to elucidate the biological effects, safety and efficacy of the company's products and assisting the company in analyzing data from research trials and other studies concerning the company's products. The company anticipates that each advisor will devote approximately six days per year to the affairs of the company in his capacity as an advisor, consisting of approximately three one-day meetings of the advisory board to be held each year and preparation for such meetings.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The company's bylaws provide for the company to indemnify each director and officer of the company against liabilities imposed upon him (including reasonable amounts paid in settlement) and expenses incurred by him in connection with any claim made against him or any action, suit or proceeding to which he may be a party by reason of his being or having been a director or officer of the company. The company has also entered into Indemnification Agreements with each officer and director pursuant to which the company will, in general, indemnify such persons to the maximum extent permitted by the company's bylaws and the laws of the State of Georgia against any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any actual or threatened action or proceeding to which such director or officer is made or threatened to be made a party by reason of the fact that such person is or was a director or officer of the company. The foregoing provisions may reduce the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from suing directors for breaches of their duty of care, even though such an action, if successful, might otherwise benefit the company and its shareholders.

     Insofar as indemnification of liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of his counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

STOCK OPTION PLANS

     In December 1997, the board of directors adopted and the shareholders of the company approved the 1997 Stock Incentive Plan. The board of directors and shareholders approved the 1996 Directors Stock Option Plan in 1996 and amended on the plan in December 1998. The incentive plan was amended by the board of directors in December 1998 to increase the number of shares which could be issued thereunder to 1,200,000. In May 1999, the company registered the shares subject to the incentive plan with the Commission on Form S-8.

TERMS OF INCENTIVE PLAN

     The incentive plan provides the company with increased flexibility to grant equity-based compensation to key employees, officers and consultants of the company. The purpose of the incentive plan is to: (i) provide incentives to stimulate individual efforts toward the company's long-term growth and profitability; (ii) encourage stock ownership by officers, key employees and consultants by enabling them to acquire a proprietary interest in the company in the form of shares of common stock or to receive compensation based on appreciation in the value of the common stock; and (iii) provide a means of obtaining, rewarding and retaining key personnel. The company has reserved 1,200,000 shares of common stock for issuance pursuant to awards that may be made under the incentive plan. As of May 21, 1999, awards of 645,000 shares of common stock have been granted under the incentive plan to key employees of which 55,000 options are currently exercisable at a price of $1.00 per share and 300,000 are currently exercisable at $2.94 per share.

     The nature, terms and conditions of awards under the incentive plan will be determined by the stock option committee of the board of directors. The members of the committee are selected by the board of directors. The current members of the committee are Messrs. Garner and Azran. The incentive plan permits the committee to make awards of common stock, incentive or non-qualified stock options with the following terms and conditions:

     Terms and Conditions of all Stock Incentives. The number of shares of common stock as to which a stock incentive may be granted will be determined by the committee in its sole discretion. Each stock incentive will either be evidenced by a stock incentive agreement or stock incentive program, in each case containing such terms, conditions and restrictions as the committee may deem appropriate. Stock incentives are not transferable or assignable except by will or by the laws of descent and distribution and are exercisable only by the recipient during his or her lifetime or by the recipient's legal representative in the event of the recipient's death or disability.

     Stock Awards. The number of shares of common stock, subject to a stock award and restrictions or conditions on such shares, if any, will be determined by the committee. The committee may require a cash payment from the recipient in an amount no greater than the aggregate fair market value of the shares of common stock awarded, as determined at the date of grant.

     Options.  Options may be either incentive stock options, as described in
Section 422 of the Code, or non-qualified stock options. The exercise price of each option will be determined by the committee and set forth in a stock incentive agreement but may not be less than the fair market value of the common stock on the date the option is granted. The exercise price for an incentive stock option may not be less than 110% of the fair market value of the common stock on the date the option is granted. The exercise price may not be changed after the option is granted, and options may not be surrendered in consideration of, or exchanged for, a grant of a new option with a lower exercise price. Incentive stock options will expire 10 years after the date of grant. Non-qualified stock options will expire on the date set forth in the respective stock incentive agreement. Payment for shares of common stock purchased upon exercise of an option may be made in any form or manner authorized by the committee in the stock incentive agreement or by amendment thereto. In the event of a recipient's termination of employment, the option or unexercised portion thereof will expire no later than three months after the date of termination, except that in the case of the recipient's death or disability, such period will be extended to one year. The committee may set forth longer time limits in the stock incentive agreement, although in such cases incentive stock option treatment will not be available under the Code.

TERMINATION AND AMENDMENT OF THE INCENTIVE PLAN

     The board of directors may amend or terminate the incentive plan without stockholder approval at any time; provided, however, that the board may condition any amendment on the approval of the stockholders if such approval is necessary or advisable with respect to tax, securities or other applicable laws. No such termination or amendment without the consent of the holder of a stock incentive may adversely affect the rights of a holder under the terms of that stock incentive. The incentive plan was amended by the board in December of 1998, to increase the total number of shares that may be issued to 1,200,000 and to permit 10% or more shareholders/officers to participate in the plan.

CHANGES IN CAPITALIZATION

     The incentive plan provides for an adjustment of the number of shares of common stock reserved and subject to awards issued pursuant to the incentive plan and of the exercise price of options granted under the incentive plan in the event of any increase or decrease in the number of issued shares of common stock resulting from a subdivision or combination of shares or the payment of a stock dividend in shares of common stock or any other increase or decrease in the number of shares of common stock outstanding effected without receipt of consideration by the company. In the event of a merger, consolidation or other reorganization of the company or a tender offer for its shares of common stock, the committee may take such action as it deems necessary or appropriate to reflect the effect of the applicable transaction, including but not limited to:
(i) the substitution, adjustment or acceleration of awards; (ii) the removal of restrictions on awards; or (iii) the termination of outstanding awards in exchange for the cash value of the vested portion of the award.

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion outlines generally the federal income tax consequences of the receipt of options under the incentive plan. Individual circumstances may vary these results. The federal income tax laws and regulations are frequently amended, and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the incentive plan. If the recipient is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, special rules may apply to determine the federal income tax consequences of certain option exercises. Participants in the incentive plan should consult their own tax advisors as to the specific tax consequences applicable to them and to the tax consequences applicable to other types of stock incentives that may be awarded under the incentive plan.

     Incentive Stock Options. The recipient of an incentive stock option is not subject to any federal income tax upon the grant of such an option pursuant to the incentive plan, nor does the grant of an incentive stock option result in an income tax deduction for the company. Further, a recipient will not recognize income for federal income tax purposes and the company normally will not be entitled to any federal income tax deduction as a result of the exercise of an incentive stock option and the related transfer of shares of common stock to the recipient. However, the excess of the fair market value of the shares transferred upon the exercise of the incentive stock option over the exercise price for such shares generally will constitute an item of alternative minimum tax adjustment to the recipient for the year in which the option is exercised. Thus, certain recipients may increase their federal income tax liability as a result of the exercise of an incentive stock option under the alternative minimum tax rules under the Code. If the shares of common stock transferred pursuant to the exercise of an incentive stock option are disposed of within two years from the date the option is granted or within one year from the date the option is exercised, the recipient generally will recognize ordinary income equal to the lesser of (1) the gain recognized (i.e., the excess of the amount realized on the disposition over the exercise price) or (2) the excess of the fair market value of the shares transferred upon exercise over the exercise price for such shares. The balance, if any, of the recipient's gain over the amount treated as ordinary income on disposition generally will be treated as long- or short-term capital gain depending upon whether the holding period applicable to long-term capital assets is satisfied. The company normally would be entitled to a federal income tax deduction equal to any ordinary income recognized by the recipient, provided the company satisfies applicable federal income tax withholding requirements. If the shares of common stock transferred upon the exercise of an incentive stock option are disposed of after the holding periods have been satisfied, such disposition will result in a long-term capital gain or loss treatment with respect to the difference between the amount realized on the disposition and the exercise price. The company will not be entitled to a federal income tax deduction as a result of a disposition of such shares after these holding periods have been satisfied.

     Non-Qualified Options. A recipient will not recognize income upon the grant of a non-qualified option or at any time prior to the exercise of the option or a portion thereof. At the time the recipient exercises a non-qualified option or portion thereof, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the common stock on the date the option is exercised over the price paid for the common stock, and the company will then be entitled to a corresponding deduction. Depending upon the period for which shares of common stock are held after exercise, the sale or other taxable disposition of shares acquired through the exercise of a non-qualified option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of such shares when the non-qualified option was exercised. Special rules apply to a participant who exercises a non-qualified option by paying the exercise price in whole or in part by a transfer of shares of common stock to the company.

DIRECTOR PLAN

     The purpose of the director plan is to provide an incentive to outside directors and members of the company's advisory board for continuous association with the company and to reinforce the relationship between participants' rewards and shareholder gains. The company has reserved 1,000,000 shares of common stock pursuant to awards that may be made under the director plan. Awards of options for 10,000 shares of common stock have been issued by the company in fiscal 1999; options for 120,000 shares of common stock were issued by the company in fiscal 1998; and options for 120,000 shares of common stock were issued by the company in 1996. Pursuant to the director plan, options vest in three stages, 20,000 shares at date of grant and 20,000 shares on the first and second anniversary of the date of the stock option agreement. 210,000 of such options are currently exercisable pursuant to the director plan.

CONSULTANTS

     The company has entered into a consulting agreement in November 1997 with R.T. Consulting, Inc., to provide the company with various consulting services, including rendering strategic and financial advice, developing marketing plans and materials, financial plans and budgets, and initiating strategic business initiatives. Pursuant to its agreement with the company, R.T. receives $3,000 per calendar month for a period of four (4) calendar years commencing on September 29, 1998.

     In May 1998, the company entered into an agreement with Revere Financial Group, Inc. to provide edgarization, pre-press services, and assistance with the roadshow presentation in connection with this Offering in exchange for a fee equal to $50,000. Revere is a company affiliated with Tejas Securities Group, Inc., one of the underwriters in the initial public offering.

     On October 21 1998, the company entered into a consulting agreement with C.L.R. Associates to provide financial public relations assistance. C.L.R. receives a monthly retainer of $1,000 plus expenses. The agreement is for a term of one year, commencing December 31, 1998, and is terminable upon thirty days written notice by either party.

     On April 1, 1999, the company entered into a consulting agreement with John
T. Adams to provide advice relating to the development of business and marketing plans as well as strategic planning. The agreement has a term of three months and is automatically renewable by either party unless terminated for cause on thirty (30) days written notice. Mr. Adams receives a cash fee of $3,000 per month, plus $17,000 worth of five year options valued based upon the closing price of the company's common stock on Nasdaq SmallCap Market(TM) at the end of each month of service.

     On April 1, 1999, the company entered into a financial advisory and consulting agreement with Grayson Financial, LLC. Pursuant to the Agreement, Grayson has been retained to (i) provide sponsorship and exposure in connection with the dissemination of corporate information regarding the company to the investment community at large, (ii) assist in the company's public relations, and (iii) provide financial advice to the company. The term of the agreement is three months, and Grayson is entitled to receive a monthly fee of $5,000 payable in arrears. At the end of the engagement period, the company may determine in its sole discretion to award Grayson, as additional compensation, a warrant to purchase up to 160,000 shares of common stock. The warrant, if and when issued, shall be exercisable for a period of five years at an exercise price of $5.00 per share, subject to proportional adjustment in the event of a stock split.

     On April 1, 1999, the company entered into a financial advisory and consulting agreement with C.L.R. Associates. Pursuant to the Agreement, C.L.R. has been retained to (i) provide sponsorship and exposure in connection with the dissemination of corporate information regarding the company to the investment community at large, (ii) assist in the company's public relations, and (iii) provide financial advice to the company. The term of the agreement is three months and C.L.R. is entitled to receive a monthly fee of $5,000 payable in arrears. At the end of the engagement period, the company may determine, in its sole discretion, to award, as additional compensation, a warrant to purchase up to 240,000 shares of common stock. The warrant, if and when issued, shall be exercisable for a period of five years at an exercise price of $5.00 per share, subject to proportional adjustment in the event of a stock split.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth information as of May 21, 1999 based upon information obtained from the persons named below, relating to the beneficial ownership of shares of common stock by (i) each person known to the company to own five percent or more of the outstanding common stock, (ii) each director of the company, and (iii) all officers and directors of the company as a group.

                                                                          PERCENT
                                                                           OWNED
NAME AND ADDRESS                                                            OF
OF BENEFICIAL OWNER(1)                                         SHARES      CLASS
----------------------                                        ---------   -------
Timothy C. Moses(2).........................................  1,507,930    22.7%
405 North Errol Court, N.W
Atlanta, Georgia 30327
Jacques Elfersy(2)..........................................  1,655,117    24.9
1771 East Clifton Road
Atlanta, Georgia 30307
Carl T. Garner..............................................     60,000       *
Michel Azran................................................     10,000       *
All officers and directors as a group(6 persons)............  3,233,447    48.6

---------------

 *  Less than 1%
(1) A person is deemed to be a beneficial owner of securities that can be acquired by such person within 60 days from the date of this prospectus upon the exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options held by such person (but not those held by any other person) and that are exercisable within 60 days from the date of this prospectus have been exercised as of May 21, 1999.
(2) Does not include 138,834 shares of common stock owned by each of the wives of Messrs. Moses and Elfersy for which each of them disclaim beneficial ownership.

                              CERTAIN TRANSACTIONS

     In June 1998, Timothy C. Moses and Jacques Elfersy contributed approximately $50,000 of capital to the company. Subsequent to June 30, 1998, Messrs. Moses and Elfersy contributed an additional $325,000 of capital to the company. Such contributions were funded by the private sale to accredited investors of 124,995 shares of common stock of the company owned by such persons since 1995 at a purchase price of $3.00 per share.

     In January, March, and June 1998, Judith B. Turner, the mother-in-law of Timothy C. Moses, lent the company $30,000, $25,000, and $25,000, respectively. The company has agreed to repay such sums to Mrs. Turner pursuant to three promissory notes, dated January 16, 1998, February 27, 1998, and June 5, 1998. The Notes were paid off by the company from the proceeds of the initial public offering.

     Upon consummation of the initial public offering, Messrs. Moses and Elfersy received $307,133 in the aggregate from the company representing repayment of accrued and unpaid salary due and payable by the company to such persons for their employment for the period June 1995 through June 30, 1998.

     In May of 1999, the board of directors granted to each of Messrs. Moses and Elfersy five year fully vested options to purchase 1,500,000 shares of its subsidiary Allergy Superstore.com, Inc. at a price of $2.00 per share.

     Although the company believes that the foregoing transactions were on terms no less favorable to the company than would have been available from unaffiliated third parties in arm's length transactions, there can be no assurance that this is the case. The company will comply with Sections VII A and B of the NASAA Statement of Policy Regarding Loans and Other Material Affiliated Transactions, amended November 18, 1997, regarding future material affiliated transactions. Pursuant to these Sections, the company represents that (i) all future material affiliated transactions and loans will be made or entered into on terms that are no less favorable to the company than those that could be obtained from unaffiliated third parties and (ii) all future material affiliated transactions and loans, and any forgiveness of loans, will be approved by a majority of the company's independent directors who do not have an interest in the transactions and who will have access, at the company's expense, to the company's counsel or to independent legal counsel. There can be no assurance, however, that future transactions or arrangements between the company and its affiliates will be advantageous, that conflicts of interest will not arise with respect thereto or that if conflicts do arise, that they will be resolved in favor of the company.

                              PLAN OF DISTRIBUTION

     The common stock offered by the company pursuant to warrant exercises is being offered directly by the company pursuant to the terms of the warrants. The common stock has been qualified for sale or is exempt from qualification requirements throughout the United States except the states of Michigan, Minnesota, New Hampshire, Oklahoma, and Virginia. See "Risk Factors -- Possible Inability to Exercise warrants." The company has paid the expenses of this offering.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

     The company is authorized to issue 50,000,000 shares of common stock, without par value, and 10,000,000 of blank check preferred stock. As of May 21, 1999, there were 6,278,411 shares of common stock issued. There were approximately 1,504 holders of record of common stock as of May 14, 1998.

     The holders of outstanding shares of all classes of common stock are entitled to share ratably in any dividends paid on the common stock when, as and if declared by the board of directors out of funds legally available. Each holder of common stock is entitled to one vote for each share held of record. The common stock is not entitled to cumulative voting or preemptive rights and is not subject to redemption. Upon liquidation, dissolution or winding-up of the company, the holders of common stock are entitled to share ratably in the net assets legally available for distribution. All outstanding shares of common stock are fully paid and non-assessable.

WARRANTS

     The warrants have been issued in registered form under, governed by, and subject to the terms of a warrant agreement between the company and the American Securities Transfer & Trust, Inc. as warrant agent. The following statements are brief summaries of certain provisions of the warrant agreement. Copies of the warrant agreement may be obtained from the company or the warrant agent and have been filed with the Commission as an exhibit to the registration statement of which this prospectus is a part.

     Each warrant entitles the holder thereof to purchase at any time one share of common stock at an exercise price per share of $6.00 at any time until September 29, 2003. The right to exercise the warrants will terminate at the close of business on September 29, 2003. The warrants contain provisions that protect the warrant holders against dilution by adjustment of the exercise price in certain events, including but not limited to stock dividends, stock splits, reclassification or mergers. A warrant holder does not possess any rights as a shareholder of the company. Shares of common stock, when issued upon the exercise of the warrants, in accordance with the terms thereof, will be fully paid and non-assessable.

     The company may redeem some or all of the warrants at a call price of $0.05 per warrant, upon thirty (30) day's prior written notice if the closing sale price of the common stock on The Nasdaq SmallCap Market has equaled or exceeded $10.00 per share for ten (10) consecutive days. The company may determine, in its sole discretion, to call the warrants for redemption at any time after meeting that price requirement.

     The warrants may be exercised only if a current prospectus relating to the underlying common stock is then in effect and only if the shares are qualified for sale or exempt from registration under the securities laws of the state or states in which the purchaser resides. So long as the warrants are outstanding, the company has undertaken to file all post-effective amendments to the Registration Statement required to be filed under the Securities Act, and to take appropriate action under federal law and the securities laws of those states where the warrants were initially offered to permit the issuance and resale of the common stock issuable upon exercise of the warrants. However, there can be no assurance that the company will be in a position to effect such action, and the failure to do so may cause the exercise of the warrants and the resale or other disposition of the common stock issued upon such exercise to become unlawful. Residents of the following states are not currently eligible to exercise warrants: Michigan, Minnesota, New Hampshire, Oklahoma, and Virginia. See "Risk Factors -- You May Live in a State Where You Cannot Exercise Warrants." The company may amend the terms of the warrants, but only by extending the termination date or lowering the exercise price thereof. The company has no present intention of amending such terms. However, there can be no assurances that the company will not alter its position in the future with respect to this matter.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar, for the units, the common stock and the warrants, is American Securities Transfer & Trust, Inc., 1825 Lawrence Street, Suite 444, Denver, Colorado 80202.

UNDERWRITERS' WARRANTS

     In connection with the initial public offering, the company sold to the underwriters, for nominal consideration, underwriters' warrants to purchase up to 65,000 units. These units are substantially similar to the units sold in the initial public offering. The underwriters' warrants may not be sold, transferred, assigned or hypothecated for one year, except to the officers of the underwriters and their successors and dealers participating in the initial public offering and/or their partners or officers. The underwriters' warrants are exercisable at $15.00 per unit, subject to adjustment in certain events to protect against dilution, for a four-year period commencing one year from September 29, 1998.

                        SHARES ELIGIBLE FOR FUTURE SALE

     As of May 21, 1999, the company had 6,278,411 shares of common stock outstanding. Of these shares, the 1,300,000 shares sold in the initial public offering are freely tradable in the public market without restriction under the Securities Act, except shares purchased by an "affiliate" (as defined in the Securities

Act) of the company. The remaining 4,978,411 shares are "restricted shares" within the meaning of the Securities Act and may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as those provided by Rule 144 under the Securities Act.

     In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) is entitled to sell restricted shares if at least one year has passed since the later of the date such shares were acquired from the company or any affiliate of the company. Rule 144 provides, however, that, within any three-month period, such person may only sell up to the greater of 1% of the then outstanding shares of the company's common stock (approximately 63,000 shares as of May 21, 1999) or the average weekly trading volume in the company's common stock during the four calendar weeks immediately preceding the date on which the notice of the sale is filed with the Commission. Sales pursuant to Rule 144 also are subject to certain other requirements relating to manner of sale, notice of sale and availability of current public information. Any person who has not been an affiliate of the company for a period of ninety
(90) days preceding a sale of restricted shares is entitled to sell such shares under Rule 144 without regard to such limitations if at least two years have passed since the later of the date such shares were acquired from the company or any affiliate of the company. Shares held by persons who are deemed to be affiliated with the company are subject to such volume limitations regardless of how long they have been owned or how they were acquired.

     Without consideration of contractual restrictions described below, an aggregate of 4,978,411 shares of common stock, representing 79.3% of the outstanding shares of the common stock, are eligible for sale in the public market pursuant to Rule 144. The company is unable to estimate the number of shares that may be sold from time to time under Rule 144, since such number will depend upon the market price and trading volume for the common stock, the personal circumstances of the sellers and other factors.

     Executive officers, directors and senior management own 3,233,447 shares of the common stock. The company's shareholders and directors entered into an agreement with the Underwriters providing that they will not sell or otherwise dispose of any shares of common stock held by them, which were issued prior to the initial public offering, until September 29, 1999, without the prior written consent of the Underwriters. The 1998 warrants are subject to an unconditional one-year lock-up until September 29, 1999, which prevents a holder of the 1998 warrants from exercising such warrants or otherwise transferring, conveying, or assigning such warrants for such one-year period.

     The company can make no prediction as to the effect, if any, that offers or sales of these shares would have on the market price of the common stock. Nevertheless, sales of significant amounts of restricted shares in the public markets could adversely affect the fair market price of common stock, as well as impair the ability of the company to raise capital through the issuance of additional equity securities.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference rooms in Washington, DC, New York, New York, and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission's website at "http://www.sec.gov."

     We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission to register the offering of the shares of common stock offered pursuant to this prospectus. This prospectus is part of that registration statement and, as permitted by the Securities and Exchange Commission's rules, does not contain all of the information included in the registration statement. For further information about us, this offering and our securities, you may refer to the registration statement and its exhibits and schedules as well as the documents described below. You can review and copy these documents at the public reference facilities maintained by the Securities and Exchange Commission or on the Securities and Exchange Commission's website as described above.

     This prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement or incorporated in the registration statement by reference.

     You may request a copy of these filings, at no cost, by writing to or calling Timothy C. Moses, BioShield Technologies, Inc., 4405 International Boulevard, Suite B-109. Norcross, Georgia 30093, (770) 925-3432.

                                 LEGAL MATTERS

     The validity of the issuance of the common stock upon exercises of the redeemable warrants has been passed upon for the company by Sims Moss Kline & Davis LLP, Atlanta, Georgia. Raymond L. Moss, a partner with Sims Moss Kline & Davis LLP, owns or has the right to acquire 35,209 shares of common stock of the company and owns 225,000 shares of Allergy Superstore.com, Inc. Other partners of the firm own 75,000 shares in the aggregate of Allergy Superstore.com, Inc.

                                    EXPERTS

     The financial statements for each of the three fiscal years in the period ended June 30, 1998, included in this prospectus have been so included in reliance on the report of Grant Thornton LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    GLOSSARY

     Alkyl Groups -- Univalent groups derived from alkanes by removal of a hydrogen atom from any carbon atom: C(n)H(2n+1-). See also cycloalkyl groups. Cf. hydrocarbyl groups.

     Antimicrobial -- Harmful to microorganisms by either killing or inhibiting growth. Antimicrobial pesticides comprise a broad range of products designed to control undesirable microorganisms such as bacteria, viruses, or algae on non-living (inanimate) objects or surfaces(1), and on raw fruits and vegetables. Antimicrobial products are marketed in several formulations, including sprays, liquids, concentrated powders, and gases. Uses range from swimming pools to medical equipment to sinks and toilets to wood preservatives to drinking water for humans and livestock. Antimicrobial products can be divided into public health uses and non-public health uses.

     Antimicrobial agent -- A chemical that kills or inhibits the growth of microorganisms.

     Bacteriostatic -- Antimicrobial agent that is capable of inhibiting bacterial growth without killing.

     Biostatic -- A term loosely used for bacteriostatic.

     EPA -- Environmental Protection Agency

     Ester -- An organic compound formed by the reaction of acid and alcohol.

     FDA -- United States Food and Drug Administration

     Hydrocarbyl group -- Univalent (having a valence of one) groups formed by removing a hydrogen atom from a hydrocarbon.

     Lyophilic -- A general term ("solvent loving") applied to a specific solute and solvent mixed together, indicating the solubility relationship between the two. A highly water soluble material such as acetone would be termed lyophilic in water.

     Lyophobic -- The opposite of lyophilic ("solvent hating"). A hydrocarbon, for example, would be lyophobic in relation to water. If the solvent in question were changed to octane, the hydrocarbon would then become lyophilic.

     Phosphate Ester -- Synonym for phosphoric acid ester.

     Polymers -- A long series of molecules.

     Quaternary ammonium -- Derivatives of ammonium compounds, NH(4)(+)Y(-), in which all four of the hydrogens bonded to nitrogen have been replaced with hydrocarbyl groups.

     Silane -- Saturated silicon hydrides, analogues of the alkanes; i.e. compounds of the general formula Si(n)H(2n+2). Silanes may be subdivided into silane, oligosilanes and polysilanes. Note: hydrocarbyl derivatives and other derivatives are often referred to loosely as silanes.

     Substrate -- The material to be treated or applied to.

     Surface active agent -- The descriptive generic term for soaps and other materials that preferentially adsorb at interfaces as a result of the presence of both lyophilic and lyophobic structural units, the adsorption generally resulting in the alteration of the surface or interfacial properties of the system.

     Surfactant -- The term for "surface active agents."

     Tertiary amine -- Derivatives of ammonia, NH(3), in which all three of the hydrogens bonded to nitrogen have been replaced with hydrocarbyl groups. E.g. (CH(3))(3)N trimethylamine.

                                    CONTENTS

                                                              PAGE
                                                              ----
Report of Independent Certified Public Accountants..........    F-
Financial Statements
  Balance Sheets as of June 30, 1996, 1997, and 1998........    F-
  Statements of Operations for the year ended June 30, 1996,
     1997, and 1998.........................................    F-
  Statement of Stockholders Equity (deficit) for the year
     ended June 30, 1996, 1997, and 1998....................    F-
  Statements of Cash Flows for the year ended June 30, 1996,
     1997, and 1998.........................................    F-
  Notes to Financial Statements, Years ended June 30, 1996,
     1997 and 1998..........................................    F-
Interim Financial Statements
  Balance Sheets as of March 31, 1999 (unaudited) and June
     30, 1998...............................................    F-
  Statements of Operations for the three and nine months
     ended March 31, 1999 and 1998 (unaudited)..............    F-
  Statements of Operations (Unaudited) June 1, 1995
     (inception) to March 31, 1999 and 1998.................    F-
  Statements of Changes in Stockholder's Equity (Deficit)
     for the nine months ended March 31, 1999 (unaudited)...    F-
  Statements of Cash Flows for the nine-month period ended
     March 31, 1999 (unaudited) and (unaudited) June 1, 1995
     (inception) to March 31, 1999 and 1998.................    F-
  Notes to (Interim) Financial Statements, March 31, 1999...    F-

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
BioShield Technologies, Inc.

     We have audited the accompanying balance sheets of BioShield Technologies, Inc., as of June 30, 1996, 1997 and 1998, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BioShield Technologies, Inc. as of June 30, 1996, 1997 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ GRANT THORNTON LLP

Atlanta, Georgia
August 5, 1998

     The foregoing auditor's report is in the form which will be signed upon effectiveness of the offering contemplated and described in Note A to the financial statements.

                                          /s/ GRANT THORNTON LLP

Atlanta, Georgia
August 5, 1998

                          BIOSHIELD TECHNOLOGIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS
                      AS OF JUNE 30, 1996, 1997, AND 1998

                                                                          JUNE 30,
                                                             -----------------------------------
                                                               1996        1997         1998
                                                             ---------   ---------   -----------
                                             ASSETS
CURRENT ASSETS
  Cash.....................................................  $  25,066   $ 398,921   $     1,636
  Accounts receivable......................................         --      29,294       110,081
  Inventories..............................................     38,034     142,194       157,784
  Prepaid expenses and other current assets................     11,791      20,068         2,500
                                                             ---------   ---------   -----------
  Total current assets.....................................     74,891     590,477       272,001
PROPERTY AND EQUIPMENT, NET................................         --      42,657       104,711
DEPOSITS AND OTHER LONG-TERM ASSETS........................      2,847      59,804        60,911
                                                             ---------   ---------   -----------
                                                             $  77,738   $ 692,938   $   437,623
                                                             =========   =========   ===========

                         LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
  Notes payable............................................  $      --   $      --   $   450,000
  Notes payable -- other...................................         --          --       205,000
  Accounts payable.........................................     44,951     168,880       309,538
  Accrued payroll..........................................    213,603     306,932       315,361
  Accrued interest payable.................................         --          --        18,377
                                                             ---------   ---------   -----------
  Total current liabilities................................    258,554     475,812     1,298,276

STOCKHOLDERS' EQUITY (DEFICIT)
  Common stock -- no par value; 50,000,000 shares
     authorized, 3,969,698, 4,364,421 and 4,395,040 issued
     and outstanding at June 30, 1996, 1997 and 1998,
     respectively..........................................    115,500     965,501     1,153,001
  Additional paid-in capital...............................     60,000     122,400       329,050
  Deficit accumulated during the development stage.........   (356,316)   (870,775)   (2,342,704)
                                                             ---------   ---------   -----------
                                                              (180,816)    217,126      (860,653)
                                                             ---------   ---------   -----------
                                                             $  77,738   $ 692,938   $   437,623
                                                             =========   =========   ===========

        The accompanying notes are an integral part of these statements.

                          BIOSHIELD TECHNOLOGIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS
                   YEARS ENDED JUNE 30, 1996, 1997, AND 1998

                                           JUNE 1, 1995 (INCEPTION)
                                                  TO JUNE 30,                YEAR ENDED   YEAR ENDED
                                     -------------------------------------    JUNE 30,     JUNE 30,
                                        1996         1997         1998          1997         1998
                                     ----------   ----------   -----------   ----------   -----------
Net sales..........................  $       --   $  775,315   $ 1,237,786   $  775,315   $   462,471
Cost of sales......................          --      315,822       470,480      315,822       154,658
                                     ----------   ----------   -----------   ----------   -----------
  Gross profit.....................          --      459,493       767,306      459,493       307,813
Operating expenses
  Marketing and selling............       5,608      218,995       691,940      213,387       472,945
  General and administrative.......     195,515      895,699     2,030,411      700,184     1,134,712
  Research and development.........     185,094      258,876       416,128       73,782       157,252
                                     ----------   ----------   -----------   ----------   -----------
                                        386,217    1,373,570     3,138,479      987,353     1,764,909
                                     ----------   ----------   -----------   ----------   -----------
          Loss from operations.....    (386,217)    (914,077)   (2,371,173)    (527,860)   (1,457,096)
Other income (expense)
  Consulting income, net of
     consulting expenses of $19,474
     and $62,227 for the periods
     ended June 30, 1997 and 1996,
     respectively..................      29,901       39,908        39,908       10,007            --
  Interest income..................          --        3,394         6,938        3,394         3,544
  Interest expense.................          --           --       (18,377)          --       (18,377)
                                     ----------   ----------   -----------   ----------   -----------
                                         29,901       43,302        28,469       13,401       (14,833)
                                     ----------   ----------   -----------   ----------   -----------
          Net loss before income
            taxes..................    (356,316)    (870,775)   (2,342,704)    (514,459)   (1,471,929)
Income tax (expense) benefit.......          --           --            --           --            --
                                     ----------   ----------   -----------   ----------   -----------
          Net loss.................  $ (356,316)  $ (870,775)  $(2,342,704)  $ (514,459)  $(1,471,929)
                                     ==========   ==========   ===========   ==========   ===========
Net loss per common share
  Basic............................  $    (0.09)  $    (0.21)  $     (0.53)  $    (0.12)  $     (0.33)
                                     ==========   ==========   ===========   ==========   ===========
Weighted average common shares
  outstanding......................   3,917,177    4,150,720     4,395,040    4,150,720     4,395,040
                                     ==========   ==========   ===========   ==========   ===========

        The accompanying notes are an integral part of these statements.

                          BIOSHIELD TECHNOLOGIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                    YEARS ENDED JUNE 30, 1996, 1997 AND 1998

                                                                               DEFICIT
                                            COMMON STOCK                     ACCUMULATED
                                            NO PAR VALUE        ADDITIONAL   DURING THE
                                       ----------------------    PAID-IN     DEVELOPMENT
                                        SHARES       AMOUNT      CAPITAL        STAGE         TOTAL
                                       ---------   ----------   ----------   -----------   -----------
Balance at June 1, 1995..............         --   $       --    $     --    $        --   $        --
Proceeds from original issuance of
  shares.............................  3,907,086          500          --             --           500
Proceeds from issuance of shares
  under a private placement
  offering...........................     62,612      115,000          --             --       115,000
Issuance of stock warrants for
  services rendered..................         --           --      60,000             --        60,000
Net loss -- June 1, 1995 (inception)
  through June 30, 1996..............         --           --          --       (356,316)     (356,316)
                                       ---------   ----------    --------    -----------   -----------
Balance at June 30, 1996.............  3,969,698      115,500      60,000       (356,316)     (180,816)
Proceeds from issuance of shares
  under a private placement
  offering...........................    149,723      275,001          --             --       275,001
Proceeds from issuance of shares
  under a private placement
  offering...........................    245,000      600,000          --             --       600,000
Stock issuance costs related to
  private placement offerings........         --      (25,000)         --             --       (25,000)
Issuance of stock warrants for
  services rendered..................         --           --      62,400             --        62,400
Net loss for the year ended
  June 30, 1997......................         --           --          --       (514,459)     (514,459)
                                       ---------   ----------    --------    -----------   -----------
Balance at June 30, 1997.............  4,364,421      965,501     122,400       (870,775)      217,126
Proceeds from issuance of shares
  under private placement offering...     30,619      187,500          --             --       187,500
Issuance of stock options for
  services rendered..................         --           --     156,650             --       156,650
Contribution to capital..............         --           --      50,000             --        50,000
Net loss for the period ended June
  30, 1998...........................         --           --          --     (1,471,929)   (1,471,929)
                                       ---------   ----------    --------    -----------   -----------
Balance at June 30, 1998.............  4,395,040   $1,153,001    $329,050    $(2,342,704)  $  (860,653)
                                       =========   ==========    ========    ===========   ===========

        The accompanying notes are an integral part of these statements.

                          BIOSHIELD TECHNOLOGIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS
                    YEARS ENDED JUNE 30, 1996, 1997 AND 1998

                                           JUNE 1, 1995 (INCEPTION)
                                                  TO JUNE 30,               YEAR ENDED   YEAR ENDED
                                      -----------------------------------    JUNE 30,     JUNE 30,
                                        1996        1997         1998          1997         1998
                                      ---------   ---------   -----------   ----------   -----------
Cash flows from operating
  activities:
  Net loss..........................  $(356,316)  $(870,775)  $(2,342,704)  $(514,459)   $(1,471,929)
  Adjustments to reconcile net loss
     to net cash used in operating
     activities:
     Depreciation and amortization
       expense......................      1,504      18,040        32,466      16,536         14,426
     Issuance of stock and stock
       options for services
       rendered.....................     60,000     122,400       279,050      62,400        156,650
     Changes in operating assets and
       liabilities:
       (Increase) decrease in:
          Accounts receivable.......         --     (29,294)     (110,081)    (29,294)       (80,787)
          Inventory.................    (38,034)   (142,194)     (157,784)   (104,160)       (15,590)
          Prepaid expenses and other
            current assets..........    (12,862)    (34,310)      (16,742)    (21,448)        17,568
          Stock issuance costs......         --      42,000       (42,000)    (42,000)            --
          Deposits and other
            assets..................     (3,280)    (18,667)      (19,774)    (15,387)        (1,107)
       Increase in:
          Accounts payable..........     44,951     168,880       309,538     123,929        140,658
          Accrued liabilities and
            payroll.................    213,603     306,932       333,738      93,329         26,806
                                      ---------   ---------   -----------   ---------    -----------
          Net cash used in operating
            activities..............    (90,434)   (520,988)   (1,734,293)   (430,554)    (1,213,305)
                                      ---------   ---------   -----------   ---------    -----------
Cash flows from investing
  activities:
  Capital expenditures..............         --     (45,592)     (122,072)    (45,592)       (76,480)
                                      ---------   ---------   -----------   ---------    -----------
Cash flows from financing
  activities:
  Proceeds from debt................         --          --       655,000          --        655,000
  Contribution to capital...........                               50,000                     50,000
  Private offering of stock, net....    115,500     965,501     1,153,001     850,001        187,500
                                      ---------   ---------   -----------   ---------    -----------
          Net cash provided by
            financing activities....    115,500     965,501     1,858,001     850,001        892,500
                                      ---------   ---------   -----------   ---------    -----------
          Net increase (decrease) in
            cash....................     25,066     398,921         1,636     383,855       (397,285)
Cash at beginning of period.........         --          --            --      25,066        398,921
                                      ---------   ---------   -----------   ---------    -----------
Cash at end of period...............  $  25,066   $ 398,921   $     1,636   $ 398,921    $     1,636
                                      =========   =========   ===========   =========    ===========

        The accompanying notes are an integral part of these statements.

                          BIOSHIELD TECHNOLOGIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 1996, 1997 AND 1998

NOTE A -- NATURE OF OPERATIONS

     BioShield Technologies, Inc. (the "company") was incorporated on June 1, 1995. The company was formed to develop, manufacture and distribute certain antimicrobial agents and products. Patents for these new agents and products are currently pending. The company is in the process of developing distribution channels for these products throughout the United States and internationally.

     The company is in the development stage and its efforts though June 30, 1998, have been principally devoted to organizational activities, raising capital, regulatory approvals, research and development and further investigation into new markets.

     During the next fiscal year, the company is planning an initial public offering.

NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1. CASH AND CASH EQUIVALENTS

     The company considers all highly liquid debt instruments with a maturity of three months or less to be cash equivalents. The carrying value of cash and cash equivalents approximates fair value due to the relatively short-term nature of the instruments.

2. REVENUE RECOGNITION

     The company recognizes revenue and provides for the estimated cost of returns and allowances in the period the products are shipped and title transfers to the customer.

3. INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. Inventories consist primarily of raw materials, work in progress and finished goods.

4. PROPERTY, EQUIPMENT AND DEPRECIATION

     Property and equipment are recorded at historical cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives on a straight-line basis. Depreciation expense related to property and equipment charged to operations was approximately $0, $3,000 and $14,000 for the periods ended 1996, 1997 and 1998, respectively.

     Estimated service lives are as follows:

Office Equipment............................................     3 years
Machinery, leasehold improvements, furniture and
  equipment.................................................  5-10 years

5. USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                          BIOSHIELD TECHNOLOGIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

6. INCOME TAXES

     The company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates applied to taxable income. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets when it is more likely than not that the asset will not be realized.

7. RESEARCH AND DEVELOPMENT COSTS

     The costs of research and development and consumable supplies and materials to be used for the development of the company's intended products are expensed when incurred. Research and development expense was $185,094, $73,782 and $157,252 for the periods ending June 30, 1996, 1997 and 1998, respectively. Research and development expense for the period ended June 30, 1996, included $120,000 of certain officers' compensation that related to conceptual formulation, testing and design of product alternatives.

8. ADVERTISING COSTS

     The company expenses the cost of advertising the first time advertising takes place. Costs of developing advertising materials are expensed at the time the advertising materials are produced and distributed to customers. Advertising expense was $0, $69,932 and $228,192 for the periods ended June 30, 1996, 1997 and 1998, respectively.

9. GENERAL AND ADMINISTRATIVE COSTS

     General and administrative costs include, among other things, the cost of testing and consulting related to filings with the Environmental Protection Agency (EPA) and patent filings as well as professional fees associated with private placement offerings and the company's proposed initial public offering.

10. REVERSE STOCK SPLIT

     Effective December 11, 1997, the company's shareholders approved a reverse split, which had the following effect on all outstanding securities:

Common stock................................................  2.45 for 3.00
Warrants....................................................  1 for 2

     The exercise price on all warrants issued prior to December 11, 1997 was reduced to $0.50 in connection with the reverse split.

     All share and per share amounts and option and warrant amounts have been restated retroactively to reflect these reverse splits.

11. LOSS PER COMMON SHARE

     Basic loss per common share has been calculated using the weighted average number of shares of common stock outstanding during each period as adjusted for the reverse split as discussed in Note B-10. Diluted loss per common share is not disclosed because the effect of the exchange or exercise of common stock equivalents would be anti-dilutive.

                          BIOSHIELD TECHNOLOGIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE C -- INVENTORIES

     Inventories consist of the following:

                                                          JUNE 30,   JUNE 30,   JUNE 30,
                                                            1996       1997       1998
                                                          --------   --------   --------
Raw Materials...........................................  $27,155    $100,146   $ 83,482
Work in Progress........................................   10,879      30,828     42,893
Finished Goods..........................................       --      11,220     31,409
                                                          -------    --------   --------
                                                          $38,034    $142,194   $157,784
                                                          =======    ========   ========

NOTE D -- PROPERTY AND EQUIPMENT

     Property and Equipment consists of the following:

                                                            JUNE 30,   JUNE 30,   JUNE 30,
                                                              1996       1997       1998
                                                            --------   --------   --------
Leasehold improvements....................................    $--      $    --    $ 33,385
Office furniture and equipment............................     --       23,890      28,433
Machinery and equipment...................................     --       21,702      60,254
                                                              ---      -------    --------
Total property and equipment..............................     --       45,592     122,072
Less accumulated depreciation.............................     --       (2,935)    (17,361)
                                                              ---      -------    --------
                                                              $--      $42,657    $104,711
                                                              ===      =======    ========

NOTE E -- COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The company leases certain office and operating facilities and certain equipment under operating lease agreements that expire on various dates through 2000 and require the company to pay all maintenance costs. Rent expense under these leases was $0, $16,133 and $64,835 for the years ended June 30, 1996, 1997 and 1998, respectively.

     Commitments under noncancelable operating leases are summarized as follows:

Fiscal Year:
  1999......................................................  $ 67,833
  2000......................................................    61,770
  2001 and Thereafter.......................................     4,860
                                                              --------
          Total.............................................  $134,463
                                                              ========

NOTE F -- STOCKHOLDERS' EQUITY

WARRANTS

     At June 30, 1997, warrants for the purchase of 959,004 shares had been issued in connection with various private placement offerings. In connection with the reverse split discussed in Note B-10, the restated number of warrants outstanding at June 30, 1997 was 479,502, with an exercise price of $0.50. The expiration date was also restated to reflect a five-year term expiring in April 2003. In connection with a private placement offering during the year ended June 30, 1998, warrants for the purchase of 490,000 shares were issued with an exercise price ranging from $5.25 (Initial Public Offering Price) to $5.78 (110% of Initial Public Offering Price) expiring April 2003. Also, during the year ended June 30, 1998, warrants for the purchase of 18,750 shares

                          BIOSHIELD TECHNOLOGIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

were issued in connection with private placement offerings. These warrants have a five-year term and an exercise price of $0.50.

WARRANTS ISSUED FOR SERVICES IN LIEU OF CASH

     During the year ended June 30, 1997, warrants to purchase 150,000 shares were issued to consultants at an exercise price of $0.50. The company recorded $62,400 of expense during the year ended June 30, 1997, as a result of issuing these warrants.

OPTIONS

     During 1996, the company implemented a directors' stock option plan covering all members of the company's board of directors. The provisions of this plan included a grant of options to acquire 120,000 shares of common stock at an exercise price of $2.00 per share for the period ended June 30, 1996. The company recorded $60,000 of expense during the period ended June 30, 1996 as a result of granting these options.

     No options were granted during the year ended June 30, 1997.

     During the year ended June 30, 1998, the company issued options to purchase 120,000 shares of common stock at an exercise price of $5.00 per share to two members of its advisory board. The options vest over a three-year period allowing each optionee to acquire 20,000 shares beginning on each anniversary date of the grant and expiring five years from the date of grant.

     The company also issued options to employees for 30,000 shares of common stock at an exercise price of $1.00 per share. The company uses the intrinsic value method in accounting for its stock option plan. In applying this method, compensation cost of $156,650 has been recognized in the accompanying financial statements for the year ended June 30, 1998. No compensation cost was recognized for the period ended June 30, 1997. Had compensation cost for the company's stock options plans been determined based on the fair value at the grant dates for awards under this plan, the company's net loss and loss per share would have resulted in the pro forma amounts indicated below:

                                                   JUNE 30, 1996   JUNE 30, 1997   JUNE 30, 1998
                                                   -------------   -------------   -------------
Net loss
  As reported....................................    $(356,316)      $(514,459)     $(1,471,929)
  Pro forma......................................     (371,616)       (527,847)      (1,471,929)
Net loss per common share
  As reported....................................    $   (0.09)      $   (0.12)     $     (0.33)
  Pro forma......................................        (0.09)          (0.12)           (0.33)

     For purposes of the pro forma amounts above, the fair value of each option grant was estimated by reference to other equity instruments issued during the period to non-employees.

     In addition, warrants to purchase 75,000 shares of common stock have been reserved for the company's underwriters in connection with the company's proposed initial public offering. The vesting of these warrants is contingent upon a certain level of net proceeds obtained from the offering.

                          BIOSHIELD TECHNOLOGIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Stock option and warrant transactions are summarized as follows:

                                     YEAR ENDED           YEAR ENDED            YEAR ENDED
                                   JUNE 30, 1996        JUNE 30, 1997         JUNE 30, 1998
                                 ------------------   ------------------   --------------------
                                           WEIGHTED             WEIGHTED               WEIGHTED
                                           AVERAGE              AVERAGE                AVERAGE
                                           EXERCISE             EXERCISE               EXERCISE
                                 SHARES     PRICE     SHARES     PRICE      SHARES      PRICE
                                 -------   --------   -------   --------   ---------   --------
Outstanding, beginning of
  period.......................       --    $  --     120,000    $2.00       749,502    $0.74
Issued in connection with
  private placement
  offerings....................       --       --     479,502     0.50       450,000     6.50
Issued in connection with
  private placement offering...       --       --          --       --        40,000     7.15
Issued in connection with
  private placement offering...       --       --          --       --        18,750     0.50
Issued to non-employees for
  services rendered............       --       --     150,000     0.50            --       --
Issued to employees............       --       --          --       --        30,000     1.00
Issued to advisory board.......  120,000     2.00          --       --       120,000     5.00
Exercised......................       --       --          --       --            --       --
Canceled.......................       --       --          --       --            --       --
                                 -------    -----     -------    -----     ---------    -----
Outstanding, end of period.....  120,000    $2.00     749,502    $0.74     1,408,252    $3.15
                                 =======    =====     =======    =====     =========    =====

     The weighted average remaining contractual life of options and warrants outstanding is approximately 4.5 years as of June 30, 1998.

NOTE G -- INCOME TAXES

     The company's temporary differences result in a deferred income tax asset which is reduced to zero by a related valuation allowance, summarized as follows:

                                                      JUNE 30,    JUNE 30,    JUNE 30,
                                                        1996        1997        1998
                                                      ---------   ---------   ---------
Deferred income tax assets:
  Operating loss carry forwards.....................  $  30,767   $ 163,918   $ 658,883
  Payroll accruals..................................     81,169     116,634     119,837
Options for services................................     22,800      46,512     106,039
                                                      ---------   ---------   ---------
     Gross deferred tax assets......................    134,736     327,064     884,759
     Deferred tax asset valuation allowance.........   (134,736)   (327,064)   (884,759)
                                                      ---------   ---------   ---------
     Net deferred income tax asset..................  $      --   $      --   $      --
                                                      =========   =========   =========

     The income tax provisions for the years ended June 30, 1996, June 30, 1997 and 1998, differ from the amounts determined by applying the applicable U.S. statutory federal income tax rate to pretax results of operations. These differences are a result of applying valuation allowances against the deferred tax assets.

                          BIOSHIELD TECHNOLOGIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Reconciliation's of statutory Federal tax rates to the effective tax rate for the years ended June 30, 1996, 1997 and 1998 are as follows:

                                                       JUNE 30,    JUNE 30,    JUNE 30,
                                                         1996        1997        1998
                                                       ---------   ---------   --------
Income tax benefit at applicable Federal rate of
  34%................................................  $ 121,147   $ 174,916   $500,456
State tax benefit, net of Federal income tax
  effect.............................................     14,253      20,578     58,877
Other................................................       (664)     (3,166)    (1,638)
                                                       ---------   ---------   --------
Increase in deferred income tax asset valuation
  allowance..........................................   (134,736)   (192,328)  (557,695)
                                                       ---------   ---------   --------
Net income tax benefit...............................  $      --   $      --   $     --
                                                       =========   =========   ========

     At June 30, 1998, the company had operating loss carryforwards for U.S. income tax purposes of approximately $1,700,000 available to reduce future taxable income. These loss carryforwards will expire in fiscal years 2011 through 2013.

NOTE H -- SIGNIFICANT CUSTOMERS

     During 1997, the company entered into sales agreements with two customers that include provisions for certain exclusive marketing rights and preferential payment terms. These agreements range from one to three years and provide for minimum purchase commitments on behalf of these customers. Sales to these customers totaled approximately $555,000 or 72% of total sales during the year ended June 30, 1997. Sales to two customers totaled approximately $151,000 or 33% of total sales for the year ended June 30, 1998. No other customer represented more than 10% of sales during this period.

NOTE I -- NEW ACCOUNTING PRONOUNCEMENT

     Statement of Financial Accounting Standards (SFAS) 131, Disclosure About Segments of An Enterprise and Related Information, which is effective for fiscal years beginning after December 15, 1997 requires companies to report information about an entity's different types of business activities and the different economic environments in which it operates, referred to as operating segments. Management does not expect the adoption of this SFAS to have a material impact on the company's results of operations or its financial condition.

NOTE J -- CONTINUED OPERATIONS

     The company's continued existence as a going concern is ultimately dependent upon the success of future operations and its ability to obtain additional financing. As shown in the financial statements, the company incurred losses of $356,316, $514,459 and $1,471,929 for the periods ended June 30, 1996,
1997 and 1998, respectively. Management believes that its ability to generate sufficient revenues may depend on the success of a proposed initial public offering. The company is dependent on the proceeds of this offering in order to continue operations.

NOTE K -- NOTES PAYABLE

     Notes payable consist of ninety $5,000 notes payable to individuals totaling $450,000 at June 30, 1998. The notes are due the earlier of the completion of a successful initial public offering or March 2001. The notes bear interest at 10% per annual during the first twelve months, 13% per annum during the second twelve months, and 15% per annum during the third twelve months. In connection with these notes, 90 warrants for the purchase of 450,000 shares at an exercise price of $5.50 (Initial Public Offering Price) were issued (see

                          BIOSHIELD TECHNOLOGIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Note F). The value attributable to these warrants is not significant to the accompanying financial statements and accordingly, the value has not been included therein.

     Other notes payable consists of a $80,000 note payable to a relative of a principle stockholder bearing interest at 8% and maturing the earlier of a successful initial public offering or May 1999. Other notes payable also includes a $125,000 note payable to an individual bearing interest at prime plus 2% and maturing the earlier of a successful initial public offering or six months.

     The carrying value of notes payable approximates fair value due to the relatively short maturities of the notes.

NOTE L -- RELATED PARTY TRANSACTIONS AND SUBSEQUENT EVENT

     In June 1998, a principal stockholder contributed $50,000 to additional paid-in capital of the company without further consideration.

     Subsequent to June 30, 1998, two principal stockholders contributed $325,000 to additional paid-in capital of the company without further consideration.

     Subsequent to June 30, 1998, warrants for the purchase of 449,085 shares were exercised at an exercise price of $0.50 per share generating additional equity of $224,542.

                          BIOSHIELD TECHNOLOGIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                                               MARCH 31,     JUNE 30,
                                                                 1999          1998
                                                              -----------   -----------
                                                              (UNAUDITED)
                                        ASSETS
CURRENT ASSETS
  Cash......................................................  $ 2,868,543   $     1,636
  Marketable securities.....................................       91,000            --
  Accounts receivable.......................................      127,254       110,081
  Inventories...............................................      100,350       157,784
  Prepaid expenses and other current assets.................       53,574         2,500
                                                              -----------   -----------
          Total current assets..............................    3,240,721       272,001
PROPERTY AND EQUIPMENT, NET.................................      120,341       104,711
DEPOSITS AND OTHER LONG-TERM ASSETS.........................  115,450....        60,911
                                                              -----------   -----------
                                                              $ 3,476,512   $   437,623
                                                              ===========   ===========

                    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
  Notes payable.............................................  $        --   $   450,000
  Notes payable -- other....................................       12,500       205,000
  Accounts payable..........................................       71,466       309,538
  Accrued payroll...........................................       10,289       315,361
  Accrued expenses and interest payable.....................       78,943        18,377
                                                              -----------   -----------
          Total current liabilities.........................      173,198     1,298,276
STOCKHOLDERS' EQUITY (DEFICIT)
  Common stock, no par value; 50,000,000 shares authorized,
     6,144,125 and 4,395,040 issued and outstanding at March
     31, 1999, and June 30, 1998, respectively..............    6,480,738     1,153,001
  Additional paid-in capital................................      715,300       329,050
  Accumulated other comprehensive losses....................      (14,000)           --
  Deficit accumulated during the development stage..........   (3,878,724)   (2,342,704)
                                                              -----------   -----------
                                                                3,303,314      (860,653)
                                                              -----------   -----------
                                                              $ 3,476,512   $   437,623
                                                              ===========   ===========

        The accompanying notes are an integral part of these statements.

                          BIOSHIELD TECHNOLOGIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                   THREE MONTHS ENDED         NINE MONTHS ENDED
                                                        MARCH 31,                 MARCH 31,
                                                 -----------------------   ------------------------
                                                    1999         1998         1999          1998
                                                 ----------   ----------   -----------   ----------
Net sales......................................  $   53,486   $  115,658   $   286,182   $  324,270
Cost of sales..................................      24,654       38,167       120,726      113,154
                                                 ----------   ----------   -----------   ----------
  Gross profit.................................      28,832       77,491       165,456      211,116
Operating expenses
  Marketing and selling........................     196,442      135,172       610,436      278,660
  General and administrative...................     348,401      301,333       936,858      766,417
  Research and development.....................      98,561       37,887       211,345      117,366
                                                 ----------   ----------   -----------   ----------
                                                    643,404      474,392     1,758,639    1,162,443
                                                 ----------   ----------   -----------   ----------
          Loss from operations.................    (614,572)    (396,901)   (1,593,183)    (951,327)
Other income (expense)
  Interest income..............................      36,870          880        74,123        3,121
  Interest expense.............................        (308)          --       (16,960)          --
                                                 ----------   ----------   -----------   ----------
          Net loss before income taxes.........    (578,010)    (396,021)   (1,536,020)    (948,206)
Income tax (expense) benefit...................          --           --            --           --
                                                 ----------   ----------   -----------   ----------
          Net loss.............................    (578,010)    (396,021)   (1,536,020)    (948,206)
Other comprehensive income (loss), unrealized
  holding income (loss) on securities..........      21,000           --       (14,000)          --
                                                 ----------   ----------   -----------   ----------
          Comprehensive loss...................  $ (557,010)  $ (396,021)  $(1,550,020)  $ (948,206)
                                                 ==========   ==========   ===========   ==========
Net loss per common share
  Basic........................................  $    (0.09)  $    (0.09)  $     (0.27)  $    (0.22)
                                                 ==========   ==========   ===========   ==========
Weighted average shares........................   6,144,125    4,395,040     5,675,024    4,395,040
                                                 ==========   ==========   ===========   ==========

        The accompanying notes are an integral part of these statements.

                          BIOSHIELD TECHNOLOGIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                                     (UNAUDITED)
                                                              JUNE 1, 1995 (INCEPTION)
                                                                    TO MARCH 31,
                                                              -------------------------
                                                                 1999          1998
                                                              -----------   -----------
Net sales...................................................  $ 1,523,968   $ 1,099,585
Cost of sales...............................................      591,207       428,976
                                                              -----------   -----------
     Gross profit...........................................      932,761       670,609
Operating expenses
  Marketing and selling.....................................    1,302,376       497,655
  General and administrative................................    2,967,269     1,662,116
  Research and development..................................      627,473       376,242
                                                              -----------   -----------
                                                                4,897,118     2,536,013
                                                              -----------   -----------
          Loss from operations..............................   (3,964,357)   (1,865,404)
Other income (expense)
  Consulting income, net....................................       39,908        39,908
  Interest income...........................................       81,061         6,515
  Interest expense..........................................      (35,336)           --
                                                              -----------   -----------
          Net loss before income taxes......................   (3,878,724)   (1,818,981)
Income tax (expense) benefit................................           --            --
                                                              -----------   -----------
          Net loss..........................................   (3,878,724)   (1,818,981)
Other comprehensive income (loss),
  unrealized holding income (loss) on securities............      (14,000)           --
                                                              -----------   -----------
          Comprehensive loss................................  $(3,892,724)  $(1,818,981)
                                                              ===========   ===========
Net loss per common share
  Basic.....................................................  $     (0.86)  $     (0.43)
                                                              ===========   ===========
Weighted average shares.....................................    4,512,746     4,215,400
                                                              ===========   ===========

        The accompanying notes are an integral part of these statements.

                          BIOSHIELD TECHNOLOGIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                    FOR THE NINE MONTHS ENDED MARCH 31, 1999
                                  (UNAUDITED)

                                                                                        DEFICIT
                                     COMMON STOCK                      ACCUMULATED    ACCUMULATED
                                     NO PAR VALUE        ADDITIONAL       OTHER       DURING THE
                                ----------------------    PAID-IN     COMPREHENSIVE   DEVELOPMENT
                                 SHARES       AMOUNT      CAPITAL     INCOME (LOSS)      STAGE         TOTAL
                                ---------   ----------   ----------   -------------   -----------   -----------
Balance at June 30, 1998......  4,395,040   $1,153,001    $329,050      $     --      $(2,342,704)  $  (860,653)
Net proceeds from initial
  public offering of shares...  1,300,000    5,103,195          --            --               --     5,103,195
Contribution of capital.......         --           --     325,000            --               --       325,000
Exercise of stock warrants....    449,085      224,542          --            --               --       224,542
Issuance of stock options for
  services rendered...........         --           --      61,250            --               --        61,250
Unrealized loss on
  securities..................         --           --          --       (14,000)              --       (14,000)
Net loss -- July 1, 1998
  through March 31, 1999......         --           --          --            --       (1,536,020)   (1,536,020)
                                ---------   ----------    --------      --------      -----------   -----------
Balance at March 31, 1999.....  6,144,125   $6,480,738    $715,300      $(14,000)     $(3,878,724)  $ 3,303,714
                                =========   ==========    ========      ========      ===========   ===========

        The accompanying notes are an integral part of these statements.

                          BIOSHIELD TECHNOLOGIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                     (UNAUDITED)                (UNAUDITED)
                                                  NINE MONTHS ENDED      JUNE 1, 1995 (INCEPTION)
                                                      MARCH 31,                TO MARCH 31,
                                               -----------------------   -------------------------
                                                  1999         1998         1999          1998
                                               -----------   ---------   -----------   -----------
Cash flows from operating activities:
  Net loss...................................  $(1,536,020)  $(948,206)  $(3,878,724)  $(1,818,981)
  Adjustments to reconcile net loss to net
     cash used in operating activities:
     Depreciation expense....................       16,762      10,288        49,228        28,328
     Issuance of stock and stock options for
       services rendered.....................       61,250      58,200       340,300       180,600
     Changes in operating assets and
       liabilities:
       (Increase) decrease in:
          Accounts receivable................      (17,173)    (74,367)     (127,254)     (103,661)
          Inventory..........................       57,434     (18,699)     (100,350)     (160,893)
          Deposits and other assets..........     (105,613)     16,462      (184,129)      (78,515)
       Increase (decrease) in:
          Accounts payable...................     (238,072)     19,917        71,466       188,797
          Accrued liabilities and payroll....     (244,506)     13,195        89,232       320,127
                                               -----------   ---------   -----------   -----------
          Net cash used in operating
            activities.......................   (2,005,938)   (923,210)   (3,740,231)   (1,444,198)
                                               -----------   ---------   -----------   -----------
Cash flows from investing activities:
  Purchase of marketable securities..........     (105,000)         --      (105,000)           --
  Capital expenditures.......................      (32,392)    (72,368)     (154,464)     (117,960)
                                               -----------   ---------   -----------   -----------
          Net cash used in investing
            activities.......................     (137,392)    (72,368)     (259,464)     (117,960)
                                               -----------   ---------   -----------   -----------
Cash flows from financing activities:
  Proceeds from debt.........................           --     630,000       655,000       630,000
  Principal payments on debt.................     (642,500)         --      (642,500)           --
  Contribution to capital....................      325,000          --       375,000            --
  Private offering of stock, net.............           --     187,500     1,153,001     1,153,001
  Proceeds of public offering................    6,500,000          --     6,500,000            --
  Stock issuance costs.......................   (1,396,805)         --    (1,396,805)           --
  Proceeds from warrants.....................      224,542          --       224,542            --
                                               -----------   ---------   -----------   -----------
          Net cash provided by financing
            activities.......................    5,010,237     817,500     6,868,238     1,783,001
                                               -----------   ---------   -----------   -----------
Net increase (decrease) in cash..............    2,866,907    (178,078)    2,868,543       220,843
Cash at beginning of period..................        1,636     398,921            --            --
                                               -----------   ---------   -----------   -----------
Cash at end of period........................  $ 2,868,543   $ 220,843   $ 2,868,543   $   220,843
                                               ===========   =========   ===========   ===========

        The accompanying notes are an integral part of these statements.

                          BIOSHIELD TECHNOLOGIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                                 MARCH 31, 1999

NOTE A -- BASIS OF PRESENTATION

     The interim financial statements included herein have been prepared by the Company without audit. These statements reflect all adjustments, which are, in the opinion of management, necessary to present fairly the financial position as of March 31, 1999 and the results of operations and cash flows for the period then ended. All such adjustments are of a normal recurring nature. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these financial statements be read in conjunction with the Financial Statements and notes for the fiscal year ended June 30, 1998.

NOTE B -- INVENTORIES

     Inventories consist primarily of raw materials, work in progress and finished goods, which are stated at the lower of cost or market. Cost is determined under the first-in, first-out (FIFO) valuation method.

NOTE C -- LOSS PER COMMON SHARE

     The Company has adopted Statement of Financial Accounting Standards No. 128 (SFAS 128), Earnings Per Share. Basic loss per common share is based upon the weighted average number of common shares outstanding during the period. Diluted loss per common share is not disclosed because the effect of the exchange or exercise of common stock equivalents would be antidilutive.

NOTE D -- INITIAL PUBLIC OFFERING

     On September 29, 1998, the Company offered 650,000 Units for sale pursuant to regulations established by the Securities Act of 1934 ("the Offering"). Each Unit consists of two shares of common stock ("the Shares") no par value, and two Redeemable Common Stock Purchase Warrants ("the Warrants"). The initial public offering price of the Units was $10.00 per Unit. The Shares and Warrants included in the Units were split apart and began to trade separately on the NASDAQ Small Cap Market effective March 29, 1999.

     The entire 650,000 Units offered were purchased by investors at $10.00 per Unit. The gross proceeds of $6,500,000 was reduced by costs associated with the Offering. Costs associated with the Offering totaled $1,396,805. Net proceeds of the Offering were $5,103,195.

                          BIOSHIELD TECHNOLOGIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE E -- STOCK OPTIONS AND WARRANTS

     During the nine months ended March 31, 1999, the following changes occurred in outstanding stock options and warrants:

Options outstanding at June 30, 1998........................    270,000
Options granted.............................................    592,000
Options cancelled...........................................         --
Options exercised...........................................         --
                                                              ---------
Options outstanding at March 31, 1999.......................    862,000
                                                              =========
Warrants outstanding at June 30, 1998.......................  1,138,252
Warrants granted............................................  1,365,000
Warrants cancelled..........................................         --
Warrants exercised..........................................   (449,085)
                                                              ---------
Warrants outstanding at March 31, 1999......................  2,054,167
                                                              =========

NOTE F -- COMPREHENSIVE LOSS

     The Company was required to adopt SFAS No. 130, Reporting Comprehensive Income, for its fiscal year beginning July 1, 1998. The statement establishes standards for reporting and display of comprehensive income or loss and their components (revenues, expenses, gains and losses) in a full set of general purpose financial statements.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 14-2-202(b)(4) of the Georgia Business Corporation Code provides that a corporation's articles of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director. This Section also provides, however, that such a provision shall not eliminate or limit the liability of a director (i) for any appropriation, in violation of his duties, of any business opportunity of the corporation, (ii) for acts or omissions involving intentional misconduct or a knowing violation of law, (iii) for certain other types of liability set forth in the Code, and (iv) for transactions from which the director derived an improper personal benefit. Article VI of the Registrant's Articles of Incorporation contains a provision eliminating or limiting the personal liability of a director of the Registrant to the fullest extent authorized by the Georgia Business Corporation Code.

     In addition, Sections 14-2-851 and 14-2-857 of the Georgia Business Corporation Code, provides for indemnification of directors and officers of the Registrant for liability and expenses reasonably incurred by them in connection with any civil, criminal, administrative or investigative action, suit or proceeding in which they may become involved by reason of being a director or officer of the Registrant. Indemnification is permitted if the director or officer acted in a manner which he believed in good faith to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct to be unlawful; provided that the Registrant may not indemnify any director or officer (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or
(ii) in connection with any other proceeding in which he was adjudged liable on the basis that personal profit was improperly received by him, except as determined by a court of competent jurisdiction. Article 9 of the Registrant's Bylaws contains a provision providing for the indemnification of officers and directors and advancement of expenses to the fullest extent authorized by the Georgia Business Corporation Code.

     The Registrant may seek to purchase and maintain directors and officers liability insurance which insures against liabilities that directors and officers of the Registrant may incur in such capacities.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth an itemized statement of all expenses in connection with the issuance and distribution of the securities being registered other than underwriting discounts and commissions and the Underwriter's non-accountable expense allowance:

Securities and Exchange Commission filing...................  $  7,967
NASDAQ fee..................................................     7,738*
National Association of Securities Dealers, Inc. filing
  fee.......................................................     3,201
Printing and engraving expenses.............................    45,000*
Legal Fees and expenses.....................................   145,000*
Registrar and transfer agent fees...........................     5,000*
Accounting fees and expenses................................    30,000*
Non-Accountable expense allowance...........................   157,500
Blue sky fees and expenses..................................    15,000*
Miscellaneous...............................................     5,000*
          Total.............................................  $421,406*

---------------

* Estimated.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     In November 1996, the company sold 10 units to accredited investors, pursuant to the exemption from the registration requirements of the Securities Act afforded by ss.4 (2) of the Act, each unit consisting of 16,667 shares, and two warrants, each warrant consisted of a right to purchase 16,667 shares of common stock at a purchase price of $1.50, totaling $250,001, pursuant to a private placement memorandum.

     From December 1996 to April 1997, the company sold 24 units to accredited investors, pursuant to the exemption from the registration requirements of the Securities Act afforded by Section 4(2) of the Act, totaling $600,000. Each unit consisted of 12,500 common shares and two warrants, each warrant consisted of a right to purchase 12,500 shares of common stock at a purchase price of $2.00 per share, pursuant to a private placement memorandum.

     In July 1997, the company sold 7 1/2 units to accredited investors pursuant to the exemption from the registration requirements of the Securities Act afforded by Section 4(2) of the Act. Each unit consisted of 5,000 shares of common stock and one warrant to purchase 5,000 shares at $5.00 per share totaling $187,500, pursuant to a private placement memorandum.

     Prior to June 30, 1996, the company sold an aggregate of 62,612 common shares to accredited investors pursuant to the exemption from the registration requirements of the securities Act afforded by S4 (2) of the Act for cash of $115,000. On December 11, 1997, the company effected a 2.45-for-3 reverse stock split of its common stock and each outstanding warrant was adjusted 1 for 2 and to reduce the exercise price to $.50 per share of common stock. The shares issued in the reverse split did not require registration under the Securities Act in that the reverse split and warrant adjustment was not a "sale," "offer for sale" or "offer" as such terms are defined in the Securities Act.

     On February 27, March 16, and March 24, 1998, the company sold 90 units to 12 investors for an aggregate of $450,000 or $5,000 per unit, with each unit consisting of (i) a $5,000 non-negotiable promissory note payable on the earlier of an initial public offering or three years from the date of issuance, and (ii) a warrant to purchase up to 5,000 shares of common stock at the initial public offering price beginning six months after the offering and ending five years after issuance (for a total of 90 warrants exercisable into 450,000 shares of common stock). First Atlanta Securities, LLC acted as the company's placement agent with respect to the placement of the units and received $40,000 in cash and a warrant to purchase 40,000 shares of common stock at a price per share equal to 110% of the initial public offering price. The units and related placement agent's warrants were issued pursuant to the exemption from the registration requirements of the Securities Act afforded by Section 4(2) of the Act. All of such investors were accredited and were provided with a connection with the company's proposed offering, the 1998 warrants are subject to an unconditional one-year lock-up from the first trading day of this Offering which prevents a holder of the 1998 warrants from exercising such warrants or otherwise transferring, conveying, or assigning such warrants for such one-year period.

ITEM 27.  EXHIBITS

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  1.1      --  Form of Underwriting Agreement(2)
  1.2      --  Form of Underwriters' Warrants(2)
  3.1      --  Amended and Restated Articles of Incorporation of the
               company, dated February 13, 1998(2)
  3.2      --  Bylaws of the company(2)
  4.1      --  Form of Stock Certificate(2)
  4.2      --  Form of Unit Certificate(2)

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  4.3      --  Form of Unit Warrant Certificate(2)
  4.4      --  Form of February/March 1998 Private Placement Investor
               Warrant(2)
  4.5      --  First Atlanta Warrant(2)
  4.6      --  Form of Public Investor Warrant Agreement(2)
  4.7      --  Form of November 1996 and December 1996 -- April 1996
               Private Placement Warrant(2)
  4.8      --  Form of July 1997 Private Placement Warrant(2)
  5.1      --  Opinion of Sims Moss Kline & Davis(2)
 10.1      --  Employment Agreement between the company and Timothy C.
               Moses, dated January 1, 1998(2)
 10.2      --  Employment Agreement between the company and Jacques
               Elfersy, dated January 1, 1998(2)
 10.3      --  Employment Agreement between the company and Joachim
               Berkner, dated January 1, 1998(2)
 10.4      --  Employment Agreement between the company and William O.
               Hitt, dated March 11, 1998(2)
 10.5      --  Material Lease between the company and Weeks Realty for
               Property in Norcross, Georgia, dated April 24, 1997(2)
 10.6      --  Material Lease between the company and Selig Enterprises for property in Atlanta, Georgia, dated September 4, 1997(2)
 10.7      --  Marketing and Distribution Agreement between the company and
               QVC, Inc., dated November 5, 1997(2)
 10.8      --  Sales Agreement between the company and HealthSafe
               Environmental Products, Inc., dated February 6, 1997(2)
 10.9      --  Sales and Distribution Agreement between the company and
               Concrete MicroTech, Inc., dated February 7, 1997(2)
 10.10     --  Sales Agreement between the company and Sanitary Coating
               Systems, Inc., dated November 13, 1997(2)
 10.11     --  Consulting Agreement between the company and R.T.Consulting, dated December 5, 1997(2)
 10.12     --  Promissory Note between the company and Stephen M. Dale, dated May 12, 1998(2)
 10.13     --  Agreement to provide edgarization services between the company and Revere Financial Group, Inc., dated May
               28,1998(2)
 10.14     --  Three Promissory Notes between the company and in favor of
               Judy Turner, dated January 16, 1998, May 27, 1998, and June
               5, 1998(2)
 10.15     --  1996 Director's Stock Option Plan and 1996 Director's Stock
               Option Agreement Pursuant to 1996 Director's Stock Option
               Plan(2)
 10.16     --  1997 Stock Incentive Plan(2)
 10.17     --  Patent Assignment Agreements by and among Jacques Elfersy,
               Joachim Berkner, Timothy C. Moses, and the company, dated
               February 5, 1998(2)(4)
 10.18     --  Letter Agreement with Moran Marketing company, Inc., dated
               September 8, 1998(2)
 10.19     --  Employment Agreement between the company and Jeffrey A.
               Parker, dated September 17, 1998(2)
 10.20     --  Transfer Agent Agreement between the company and American
               Securities Transfer & Trust, Inc., dated August 27, 1998(2)
 10.21     --  Employment Agreement between the company and Daniel E.
               Swaye, dated October 8, 1998(2)
 10.22     --  Amendment to Exclusive Sales and Distribution Agreement
               between the company and Sanitary Coating Systems, LLP, dated as of February 12, 1999(2)
 10.23     --  Agreement between the company and John T. Adams, dated April
               1, 1999(2)

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 10.24     --  Financial Advisory and Consulting Agreement between the company and Grayson Financial Services, LLP, dated as of
               April 1, 1999(2)
 10.25     --  Financial Advisory and Consulting Agreement between the company and C.L.R. Associates, dated as of April 1, 1999(2)
 10.26     --  Certificate of Incorporation of Allergy Superstore.com,
               Inc.(2)
 10.27     --  Bylaws of Allergy Superstore.com, Inc.(2)
 10.28     --  1999 Directors Stock Option Plan of Allergy Superstore.com,
               Inc.(2)
 10.29     --  Form of Directors Nonqualified Initial Stock Option Grant of
               Allergy Superstore.com, Inc.(2)
 10.30     --  Form of Directors Nonqualified Succeeding Stock Option Grant
               of Allergy Superstore.com, Inc.(2)
 10.31     --  1997 Stock Incentive Plan, as amended(2)
 23.1      --  Form of Consent by Grant Thornton, LLP(1)
 23.2      --  Consent of Sims Moss Kline & Davis LLP (included in Exhibit
               5.1)

---------------

(1) Filed herewith
(2) Previously Filed
(3) To be filed by amendment
(4) Confidential treatment has been requested with respect to portions of this document. Omitted portions have been filed separately with the Securities and Exchange Commission.

ITEM 28.  UNDERTAKINGS

     The company hereby undertakes that

          (1) It will file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

             (a) Include any prospectus required under Section 10(a)(3) of the Securities Act;

             (b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (c) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the company pursuant to the provisions described under Item 24 above, or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted against the company by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The company hereby undertakes that (i) for purposes of determining liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective; and
(ii) for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amendment to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Atlanta, State of Georgia, on June 3, 1999.

                                          BIOSHIELD TECHNOLOGIES, INC.

                                          By:     /s/ TIMOTHY C. MOSES
                                            ------------------------------------
                                                      Timothy C. Moses
                                                         President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                      TITLE                     DATE
                      ---------                                      -----                     ----

                          *                            President; Director                 June 3, 1999
-----------------------------------------------------    Chief Executive Officer
                  Timothy C. Moses

                          *                            Chairman of the Board; Vice         June 3, 1999
-----------------------------------------------------    President of Operations and
                   Jacques Elfersy                       Director of Regulatory Affairs;
                                                         Chief Financial Officer

                          *                            Director                            June 3, 1999
-----------------------------------------------------
                   Carl T. Garner

                          *                            Director                            June 3, 1999
-----------------------------------------------------
                    Michael Azran

              *By: /s/ TIMOTHY C. MOSES
  ------------------------------------------------
                  Timothy C. Moses
                  Power of Attorney